SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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JOHNSON & JOHNSON

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Notice of Annual Meeting
and Proxy Statement
March 15, 2006
      The Annual Meeting of Shareholders of Johnson & Johnson will be held on Thursday, April 27, 2006 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, to:

1.	Elect directors;
2.	Approve amendments to the Restated Certificate of Incorporation;
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2006; and
4.	Transact such other business, including action on shareholder proposals, as may properly come before the meeting.
      Shareholders are cordially invited to attend the meeting. Please note our Admission Card procedures:

•	If you are a registered shareholder, there is a box on the proxy card which you should mark to request an Admission Card if you plan to attend.

•	If you are a registered shareholder and vote by telephone or the Internet, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card.

•	If you are a shareholder whose shares are not registered in your own name and you plan to attend, you must request an Admission Card by writing to the Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Evidence of your stock ownership, which you can obtain from your bank or stockbroker, must accompany your letter.
      If you are unable to attend the meeting, you will be able to access the meeting on the Internet. The Company will broadcast the meeting as a live Webcast through the Johnson & Johnson Web site at www.jnj.com. The Webcast will remain available for replay for three months following the meeting. Visit the Johnson & Johnson Web site at www.jnj.com and click on the Calendar of Events in the Investor Relations section for details.

By order of the Board of Directors,

Michael H. Ullmann
Secretary
YOU CAN VOTE IN ONE OF THREE WAYS:

(1)	Use the toll-free telephone number on your proxy card to vote by phone;

(2)	Visit the Web site noted on your proxy card to vote via the Internet; or

(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail.
Shareholders are invited to visit the Corporate Governance section of our
Web site at www.investor.jnj.com/governance.

GENERAL INFORMATION
      Shareholders Entitled to Vote. Holders of shares of the Common Stock of the Company of record at the close of business on February 28, 2006 are entitled to notice of and to vote at the Annual Meeting of Shareholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date there were 2,976,068,976 shares outstanding.
      Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast “For” or “Against” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.
      How to Vote. Shareholders of record (that is, shareholders who hold their shares in their own name) can vote any one of three ways:

(1) By Mail: Sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(2) By Telephone: Call the toll-free number on your proxy card to vote by phone. You will need to follow the instructions on your proxy card and the voice prompts.

(3) By Internet: Go to the Web site listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the Web site. If you vote through the Internet, you may incur telephone and Internet access charges.
      If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you should not return your proxy card.
      If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through most banks and brokers.
      Proxy Solicitation. The accompanying proxy is solicited by the Board of Directors of the Company. In that connection, this Proxy Statement is being mailed to the shareholders on or about March 15, 2006 concurrently with the mailing of the Company’s 2005 Annual Report. In addition to this solicitation by mail, several regular employees of the Company may solicit proxies in person or by telephone. The Company has also retained the firm of Georgeson Shareholder Communications, Inc. to aid in the solicitation of brokers, banks and institutional and other shareholders for a fee of approximately $15,000, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. On the accompanying proxy a shareholder may substitute the name of another person in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.
      Changing Your Vote. You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted by telephone or the Internet you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

      Electronic Delivery of Proxy Materials and Annual Report. This Proxy Statement and the Company’s 2005 Annual Report are available on the Company’s Web site at www.jnj.com. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report in the mail, shareholders can elect to receive an e-mail message which will provide a link to these documents on the Web site. By opting to access your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Johnson & Johnson shareholders who have enrolled in the electronic proxy delivery service previously will receive their materials online this year.
      Shareholders of record may enroll in the electronic proxy and Annual Report access service for future Annual Meetings of Shareholders by registering online at www.econsent.com/jnj. If you vote by Internet, simply follow the prompts that will link you to www.econsent.com/jnj. Beneficial or “street name” shareholders who wish to enroll in electronic access service should review the information provided in the proxy materials mailed to them by their bank or broker.
      Johnson & Johnson Employee Savings Plans. If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, you will receive one proxy card which covers those shares held for you in your savings plan, as well as any other shares registered in your own name. If you vote in any of the three ways described above by 5:00 p.m. on April 25, the Trustee of your savings plan will vote your shares as you have directed. In accordance with the terms of the Johnson & Johnson Savings Plan and the Johnson & Johnson Puerto Rico Retirement Savings Plan, if you hold shares in either Plan and do not vote, the Plan Trustee will vote your shares in direct proportion to the shares held in that Plan for which votes will be cast. If you hold shares in any other Johnson & Johnson employee savings plan, including the Johnson & Johnson Savings Plan for Union Represented Employees, and do not vote, the Plan Trustee will not vote your shares. Participants in the Johnson & Johnson employee savings plans may attend the Annual Meeting. However, shares held in those plans can only be voted as described in this paragraph, and cannot be voted at the meeting.
      Reduce Duplicate Mailings. The Company is required to provide an Annual Report to all shareholders who receive this Proxy Statement. If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize the Company to discontinue mailings of multiple Annual Reports. To do so, mark the designated box on each proxy card for which you wish to discontinue receiving a duplicate Annual Report. If you are voting by telephone or the Internet you can either follow the prompts when you vote or give us instructions to discontinue mailings of future duplicate Annual Reports.
      Shareholder Proposals. To be included in the Board of Directors’ Proxy Statement and proxy card for the 2007 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before November 15, 2006. In addition, under the terms of the Company’s By-Laws, a shareholder who intends to present an item of business at the 2007 Annual Meeting of Shareholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Company on or before November 15, 2006. Proposals and other items of business should be directed to the attention of the Secretary at the principal office of the Company, One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.
ITEM 1: ELECTION OF DIRECTORS
      Nominees. There are 13 nominees for election as directors of the Company to hold office until the next Annual Meeting and until their successors have been duly elected and qualified.
      If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. If any nominee should refuse or be unable to serve, an event which is not anticipated, the proxy will be voted for such person as shall be designated by the Board of Directors to replace such nominee or, in lieu thereof, the Board of Directors may reduce the number of directors.
      Except for Mr. Charles Prince (who was elected to the Board of Directors in February 2006), all of the nominees were elected to the Board at the last Annual Meeting and all are currently serving as Directors of the Company.
      Following are summaries of the background, business experience and descriptions of the principal occupations of the nominees.

Mary Sue Coleman, Ph.D., President, University of Michigan.

Dr. Coleman, 62, was elected to the Board of Directors in 2003 and is a member of the Audit Committee and the Science & Technology Advisory Committee. She has served as President of the University of Michigan since August 2002, after having served as President of the University of Iowa from 1995 to July 2002. In addition to her current position as President, Dr. Coleman is a professor of biological chemistry in the University of Michigan Medical School and a professor of chemistry in the University of Michigan College of Literature, Science and the Arts. Prior to 1995, Dr. Coleman served as Provost and Vice President for Academic Affairs at the University of New Mexico, Vice Chancellor for Graduate Studies & Research and Associate Provost and Dean of Research at the University of North Carolina at Chapel Hill, and a member of the biochemistry faculty and an administrator at the Cancer Center of the University of Kentucky in Lexington. Elected to the National Academy of Sciences’ Institute of Medicine in 1997, Dr. Coleman is a Fellow of the American Academy of Arts and Sciences and the American Association for the Advancement of Science. Dr. Coleman is a Director of Meredith Corporation and a Trustee of the John S. and James L. Knight Foundation and the Gerald R. Ford Foundation.

James G. Cullen, Retired President and Chief Operating Officer, Bell Atlantic Corporation.

Mr. Cullen, 63, was elected to the Board of Directors in 1995 and is the Presiding Director of the Board, Chairman of the Audit Committee and a member of the Nominating & Corporate Governance Committee. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. He is a Director of Neustar, Inc. and Prudential Life Insurance Company and a Director and non-executive Chairman of Agilent Technologies, Inc.

Robert J. Darretta, Vice Chairman, Board of Directors; Chief Financial Officer; Member, Executive Committee.

Mr. Darretta, 59, was elected to the Board of Directors in 2002. Mr. Darretta joined the Company in 1968 and held several accounting and finance positions before becoming Managing Director of Ethicon Italy in 1985. He was named President of IOLAB Corporation in 1988 and in 1995 became Treasurer of the Company. Mr. Darretta was named Vice President, Finance and Chief Financial Officer and appointed to the Executive Committee in 1997. He was appointed Executive Vice President in 2002 and Vice Chairman in January 2004.

Michael M. E. Johns, M.D., Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center, Emory University; Chairman of Emory Healthcare, Emory University.

Dr. Johns, 64, was elected to the Board of Directors in 2005 and is a member of the Compensation & Benefits Committee and the Science & Technology Advisory Committee. He has served since June 1996 as Executive Vice President for Health Affairs and Chief Executive Officer of the Robert W. Woodruff Health Sciences Center, Emory University; and Chairman of Emory Healthcare, Emory University. As the Executive Vice President for Health Affairs of Emory University, he oversees Emory University’s widespread academic and clinical programs in health sciences and leads strategic planning initiatives for both patient care and research. In addition, since 1996, Dr. Johns has served as the Chairman of the Board of Emory Healthcare, the largest health care system in Georgia. From 1990 to 1996, Dr. Johns served as Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Dr. Johns is Chairman of the Council of Teaching Hospitals, a fellow of the American Association for the Advancement of Science and a member of the Institute of Medicine. Dr. Johns is a Director of Genuine Parts Company.

Ann Dibble Jordan, Former Director, Social Services Department, Chicago Lying-In Hospital, University of Chicago Medical Center.

Mrs. Jordan, 71, was elected to the Board of Directors in 1981 and is the Chairman of the Nominating & Corporate Governance Committee and a member of the Compensation & Benefits Committee. She assumed her previous responsibilities at Chicago Lying-In Hospital in 1970 after having served as a Caseworker and then a Senior Caseworker at the University of Chicago Hospital. She is also a former Assistant Professor at the University of Chicago School of Social Service Administration. She is a Director of Automatic Data Processing, Catalyst and Citigroup Inc. Mrs. Jordan is also a Director of The National Symphony Orchestra (Chairman of the Board), Sloan Kettering Medical Center and WETA (public broadcasting station).

Arnold G. Langbo, Retired Chairman of the Board and Chief Executive Officer, Kellogg Company.

Mr. Langbo, 68, was elected to the Board of Directors in 1991 and is a member of the Nominating & Corporate Governance Committee and Chairman of the Compensation & Benefits Committee. Mr. Langbo retired as Chairman of the Board of Kellogg Company in 2000. He had held that position since 1992 after having been President and Chief Operating Officer of Kellogg since 1990. He also served as Chief Executive Officer from 1992 until 1999. Mr. Langbo joined Kellogg Canada Inc. in 1956 and served in a number of management positions in Canada and the United States before being named President of Kellogg International in 1986. Mr. Langbo is a Director of Weyerhaeuser Company and Whirlpool Corporation.

Susan L. Lindquist, Ph.D., Member and Former Director, Whitehead Institute for Biomedical Research; Professor of Biology, Massachusetts Institute of Technology.

Dr. Lindquist, 56, was elected to the Board of Directors in 2004 and is a member of the Science & Technology Advisory Committee and the Public Policy Advisory Committee. Since 2001, Dr. Lindquist has concurrently been affiliated with Whitehead Institute, a non-profit, independent research and educational institution, and served as a Professor of Biology at Massachusetts Institute of Technology. Dr. Lindquist served as Director of Whitehead Institute from 2001 to 2004 and currently serves as a Member. In addition, she will become a Member of the Howard Hughes Medical Institute in April 2006. Previously she had been affiliated with the University of Chicago for over 20 years, most recently as the Albert D. Lasker Professor of Medical Sciences in the Department of Molecular Genetics and Cell Biology. Between 1988 and 2001, Dr. Lindquist was also an Investigator in the Howard Hughes Medical Institute. She was elected to the American Academy of Arts and Sciences in 1996 and the National Academy of Sciences in 1997 and became a Fellow in the American Academy of Microbiology in 1997. Dr. Lindquist has received the Dickson Prize in Medicine (2002) and the Novartis Drew Award in Biomedical Research (2000) and in 2002 was named by Discover Magazine as one of the 50 most important women in science. She is a Trustee of Cold Spring Harbor Laboratories and a Founder of Fold-Rx, a private start-up company.

Leo F. Mullin, Retired Chairman and Chief Executive Officer, Delta Air Lines, Inc.

Mr. Mullin, 63, was elected to the Board of Directors in 1999 and is a member of the Audit Committee and the Chairman of the Public Policy Advisory Committee. Mr. Mullin retired as Chief Executive Officer of Delta in January 2004 and Chairman in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin currently serves as a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners, a private equity fund group. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. Mr. Mullin is also a Director of BellSouth Corporation, the Juvenile Diabetes Research Foundation and The Field Museum. He is a member of The Business Council and a member of the Advisory Board of the Carter Center.

Christine A. Poon, Vice Chairman, Board of Directors; Worldwide Chairman, Medicines & Nutritionals; Member, Executive Committee.

Ms. Poon, 53, was elected to the Board of Directors in 2005. Ms. Poon joined the Company in 2000 as a Company Group Chairman in the Pharmaceuticals Group. Ms. Poon became a Member of the Executive Committee and Worldwide Chairman, Pharmaceuticals Group in 2001, was named Worldwide Chairman, Medicines & Nutritionals in 2003 and was appointed Vice Chairman in January 2005. Prior to joining the Company, she served in various management positions at Bristol-Myers Squibb Company for 15 years, most recently as President of International Medicines (1998-2000) and President of Medical Devices (1997-1998).

Charles Prince, Chief Executive Officer, Citigroup Inc.

Mr. Prince, 56, was elected to the Board of Directors in February 2006. Mr. Prince has served as Chief Executive Officer of Citigroup Inc. since 2003. Before assuming his current position, he served as Chairman and Chief Executive Officer of the Global Corporate and Investment Bank from 2002 to 2003, Chief Operating Officer from 2001 to 2002, and Chief Administrative Officer from 2000 to 2001. Mr. Prince began his career as an attorney at U.S. Steel Corporation in 1975, and in 1979 joined Commercial Credit Company (a predecessor company to Citigroup) where he held various management positions until 1995, when he was named Executive Vice President. Mr. Prince is a Director of Citigroup. He is also a member of the Council on Foreign Relations, The Business Council and The Business Roundtable. Mr. Prince is on the Board of Trustees of Teachers College, Columbia University, The Julliard School and The Weill Cornell Medical College.

Steven S Reinemund, Chairman and Chief Executive Officer, PepsiCo.

Mr. Reinemund, 57, was elected to the Board of Directors in 2003 and is a member of the Compensation & Benefits Committee and the Nominating & Corporate Governance Committee. Mr. Reinemund has been Chairman and Chief Executive Officer of PepsiCo since May 2001. He was elected a Director of PepsiCo in 1996 and, before assuming his current position, served as President and Chief Operating Officer from September 1999 until May 2001. Mr. Reinemund began his career with PepsiCo in 1984 at Pizza Hut, Inc. and held various management positions until 1992 when he became President and Chief Executive Officer of Frito-Lay, Inc., and Chairman and Chief Executive Officer of the Frito-Lay Company in 1996. Mr. Reinemund also serves on the Board of The United Negro College Fund.

David Satcher, M.D., Ph.D., Interim President, Morehouse School of Medicine.

Dr. Satcher, 65, was elected to the Board of Directors in 2002 and is Chairman of the Science & Technology Advisory Committee and a member of the Public Policy Advisory Committee. Dr. Satcher assumed his current post at Morehouse School of Medicine in December 2004, after having served as Director of the School’s National Center for Primary Care since September 2002. In February 2002, Dr. Satcher completed his four-year term as the Surgeon General of the United States. He also served as the U.S. Assistant Secretary for Health from February 1998 to January 2001. From 1993 to 1998, Dr. Satcher served as Director of the Centers for Disease Control and Prevention and Administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher served as President of Meharry Medical College in Nashville, Tennessee from 1982 to 1993. Dr. Satcher is a fellow of the American Academy of Family Physicians, the American College of Preventive Medicine and the American College of Physicians. He has received numerous honorary degrees and awards, including the Jimmy and Rosalynn Carter Award for Humanitarian Contributions to the Health of Humankind, the New York Academy of Medicine Lifetime Achievement Award and the National Association of Mental Illness Distinguished Service Award. Dr. Satcher serves on the Boards of Action for Healthy Kids, American Foundation for Suicide Prevention, Kaiser Family Foundation and Task Force on Child Survival.

William C. Weldon, Chairman, Board of Directors and Chief Executive Officer; Chairman, Executive Committee.

Mr. Weldon, 57, was elected to the Board of Directors and named Vice Chairman of the Board in 2001 and assumed his current responsibilities in 2002. Mr. Weldon joined the Company in 1971, and served in several sales, marketing and international management positions before becoming President of Ethicon Endo-Surgery in 1992 and Company Group Chairman of Ethicon Endo-Surgery in 1995. He was appointed to the Executive Committee and named Worldwide Chairman, Pharmaceuticals Group, in 1998. Mr. Weldon is also a Director of J.P. Morgan Chase & Co. Mr. Weldon is the Vice Chairman of The Business Council and a member of the Sullivan Alliance to Transform America’s Health Profession. He is a Trustee of Quinnipiac University and serves on the Liberty Science Center Chairman’s Advisory Council. Mr. Weldon also serves as Chairman of the Board of Directors of the Pharmaceutical Research and Manufacturers of America (PhRMA) and Chairman of the CEO Roundtable on Cancer.

      Other Information. SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings, involving nominees for the Board of Directors or companies of which a nominee was an executive officer. Mr. Mullin retired as Chief Executive Officer of Delta Air Lines in January 2004 and Chairman in April 2004. In September 2005 Delta Air Lines voluntarily filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Nominating & Corporate Governance Committee does not believe that this proceeding is material to an evaluation of Mr. Mullin’s ability to serve as a Director.
      The Board of Directors recommends a vote FOR the election of each nominee.
Determination of Independence
      The Board of Directors has determined that the following Directors (and nominees), comprising all of the Non-Employee Directors (and nominees), should be deemed “independent” under the listing standards of the New York Stock Exchange, as well as in the assessment of the Board: Dr. Coleman, Mr. Cullen, Dr. Johns, Mrs. Jordan, Mr. Langbo, Dr. Lindquist, Mr. Mullin, Mr. Prince, Mr. Reinemund and Dr. Satcher. In order to assist the Board in making this determination, the Board has adopted Standards of Independence as part of the Company’s Principles of Corporate Governance, which are attached to this Proxy Statement as Exhibit 1 and also available on the Company’s Web site at www.investor.jnj.com/governance. These Standards identify material business, charitable and other relationships that a director may have with the Company (or any affiliate) which would interfere with the director’s ability to exercise independent judgment. Each of the Directors identified above is deemed to meet the standards set forth in those Standards of Independence.
Certain Business Relationships
      Mr. Prince is the Chief Executive Officer of Citigroup. Citigroup has provided services to the Company, for which the payments made to Citigroup did not exceed 2% of the revenues of either the Company or Citigroup for 2003, 2004 or 2005. The Company plans to have Citigroup provide services, including investment banking services, to the Company in 2006. The Company does not anticipate payments to be made to Citigroup for these services to exceed 2% of the 2006 revenues of either company.

Stock Ownership/ Control
      The following table sets forth information regarding beneficial ownership of the Company’s Common Stock owned by each Director and each executive officer named in the Summary Compensation Table and by all Directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the Company’s outstanding shares. Because they serve as co-trustees of two trusts which hold stock for the benefit of others, Messrs. Weldon and Darretta “control” an additional 10,953,694 shares of the Company’s stock in which they have no economic interest. In addition to such shares, the Directors and executive officers as a group own/control a total of 980,490 shares, the aggregate of 11,934,184 shares representing less than 1% of the shares outstanding. All stock ownership is as of February 17, 2006 (except shares held in the Company’s Savings Plans, which are listed as of January 31, 2006). As of the date of this Proxy Statement, there are no persons known to the Company to be the beneficial owner of more than five percent of the Company’s Common Stock.

	Number of	Common Stock	Shares Under
	Common	Equivalent	Exercisable
Name	Shares(1)	Units(2)	Options(3)

Mary Sue Coleman	4,419	3,316	7,600
James G. Cullen	68,885	21,099	33,250
Robert J. Darretta	211,011	19,434	802,000
Michael J. Dormer	19,362	—	514,000
Michael M.E. Johns	3,325	1,016	—
Ann Dibble Jordan	9,422	15,041	33,250
Arnold G. Langbo	5,010	39,120	33,250
Susan L. Lindquist	3,433	1,805	7,600
Leo F. Mullin	9,649	8,557	26,250
Per A. Peterson	30,967	—	472,400
Christine A. Poon	44,824	6,678	445,000
Charles Prince	1,800	—	—
Steven S Reinemund	4,425	1,681	7,600
David Satcher	4,125	3,028	13,900
William C. Weldon	270,348	23,524	1,612,000

All Directors and executive officers as a group(20)	980,490	172,316	5,460,900

(1)	The shares described as “owned” are shares of the Company’s Common Stock owned by each listed person and by members of his or her household and are held either individually, jointly or pursuant to a trust arrangement. The Directors and executive officers disclaim beneficial ownership of an aggregate of 43,913 of these shares, including 30,000 shares listed as owned by Mr. Cullen, 900 shares listed as owned by Mr. Langbo and 800 shares listed as owned by Mr. Prince.
(2)	Includes Common Stock equivalent units credited to Non-Employee Directors under the Deferred Fee Plan for Non-Employee Directors and Common Stock equivalent units credited to the executive officers under the Executive Income Deferral Plan.
(3)	Includes shares under options exercisable on February 17, 2006 and options which become exercisable within 60 days thereafter.

Directors’ Fees, Committees and Meetings
      Directors who are employees of the Company receive no compensation for their services as directors or as members of committees. Each Non-Employee Director receives an annual fee of $85,000 for his or her services as director. In addition, Non-Employee Directors receive $5,000 for service on a committee of the Board of Directors, or $15,000 if chairperson of the committee. The Presiding Director is paid an additional annual fee of $10,000. Non-Employee Directors are eligible to receive a meeting fee of $1,500 per day if they attend a committee meeting held on a day other than a Board of Directors meeting day. No such fees were paid in 2005. Meeting fees are not paid for participating in telephonic committee meetings. Each Non-Employee Director may elect to defer all or any portion of his or her fees into Common Stock equivalent units under the Deferred Fee Plan for Non-Employee Directors until termination of his or her directorship. Each Non-Employee Director receives non-retainer equity compensation each year under the 2005 Long-Term Incentive Plan in the form of restricted stock having a value of $100,000. Accordingly, in February 2006, the Non-Employee Directors (except Mr. Prince) were each granted 1,714 shares of restricted stock under the 2005 Long-Term Incentive Plan for service on the Board in 2005. In addition, each Non-Employee Director receives a one-time grant of 1,000 shares of Company Common Stock upon first becoming a member of the Board of Directors.
      Deferred Fee Plan for Non-Employee Directors. Under the Deferred Fee Plan for Non-Employee Directors, a Non-Employee Director may elect to defer payment of all or a part of the fees until or beyond termination of his or her directorship. Deferred fees earn additional amounts based on a hypothetical investment in the Company’s Common Stock. (Directors who have served on the Board since prior to January 1, 1996, instead may elect to “invest” deferred fees into units under the Certificate of Extra Compensation (CEC) program, up to the time of termination of his/her directorship. Currently, no Directors have elected this option.) Deferred fees beyond termination of directorship can only earn additional amounts based on a hypothetical investment in the Company’s Common Stock. All Common Stock equivalent units held in each Non-Employee Director’s Deferred Fee Account receive dividend equivalents.
      Additional Arrangements. The Company pays for or provides (or reimburses Directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or educational meetings. In addition, directors are eligible to participate in the Company’s matching gift program, pursuant to which the Company will pay on a two-to-one basis up to $25,000 per year in contributions to educational or certain other charitable institutions.
      During the last fiscal year the Board of Directors held seven regularly scheduled meetings and four special meetings (three of which were telephonic). Each Director attended at least 75% of the total regularly scheduled and special meetings of the Board of Directors and the committees on which he or she served. A discussion of the role of the Board of Directors in the Company’s strategic planning process can be found on the Company’s Web site at www.investor.jnj.com/governance in the Corporate Governance section.
      The Board of Directors has a standing Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee. Under their Charters, each of these Committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel.
      The members of the Audit Committee are Dr. Coleman, Mr. Mullin and Mr. Cullen (Chairman). The Audit Committee is comprised entirely of Non-Employee Directors, each of whom has been determined to be “independent” under the listing standards of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors, which is required to be provided to shareholders every three years, unless amended earlier. A copy of the Charter of the Audit Committee is available on the Company’s Web site at www.investor.jnj.com/governance. The Audit Committee assists the Board of Directors by providing oversight of financial management and the independent auditors and ensuring that management is maintaining an adequate system of internal control such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In addition, the Audit Committee assists the Board in oversight of legal compliance programs. In performing these functions, the Audit Committee meets periodically with the independent auditors, management, and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee recommends the independent auditors for appointment by the Board of Directors. The Audit Committee met five times during the last fiscal year, plus four telephonic meetings were held prior to the release of the quarterly earnings. Any employee or other person who wishes to contact the Audit Committee to report fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters can access and submit an e-mail at www.jnj.com/AuditCommittee. The Board has determined that Mr. Cullen, the Chairman of the Audit Committee and an independent director, is an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002. This determination was based on Mr. Cullen’s experience while President and Chief Executive Officer of Bell Atlantic Enterprises, New Jersey Bell and President and Chief Operating Officer of Bell Atlantic Corporation, where he actively supervised persons performing the functions of principal financial officer, principal accounting officer and controller.
      The members of the Compensation & Benefits Committee are Dr. Johns, Mrs. Jordan, Mr. Reinemund and Mr. Langbo (Chairman), each of whom has been determined to be “independent” under the listing standards of the New York Stock Exchange. The primary function of the Compensation & Benefits Committee is to discharge the Board’s duties and responsibilities relating to compensation of the Company’s directors and executive officers and oversee the management of the various pension, long-term incentive, savings, health and welfare plans that cover the Company’s employees. The Committee also reviews the compensation philosophy and policy of the Management Compensation Committee, a non-Board committee comprised of Mr. Weldon (Chairman), Mr. Darretta (Vice Chairman), Ms. Poon (Vice Chairman) and Ms. Kaye Foster-Cheek (Vice President, Human Resources), which determines management compensation and establishes perquisites and other compensation policies for employees (except for executive officers of the Company). The Compensation & Benefits Committee is also responsible for the administration of the Company’s long-term incentive plans and is the approving authority for management recommendations with respect to long-term incentive awards. During the last fiscal year there were six meetings of the Compensation & Benefits Committee. The Charter of the Compensation & Benefits Committee was modified in February 2006. A copy of the revised Charter can be found on the Company’s Web site at www.investor.jnj.com/governance.
      The members of the Nominating & Corporate Governance Committee are Mr. Cullen, Mr. Langbo, Mr. Reinemund and Mrs. Jordan (Chairman). Each of the members of the Nominating & Corporate Governance Committee has been determined to be “independent” under the listing standards of the New York Stock Exchange. The Nominating & Corporate Governance Committee is responsible for overseeing matters of corporate governance, including the evaluation of the performance and practices of the Board of Directors. The Committee also oversees the process for performance evaluations of each of the Committees of the Board. It is also within the Charter of the Nominating & Corporate Governance Committee to review the Company’s management succession plans and executive resources. In addition, the Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Nominating & Corporate Governance Committee met five times during the last fiscal year. A copy of the Charter of the Nominating & Corporate Governance Committee can be found on the Company’s Web site at www.investor.jnj.com/governance.

Corporate Governance
      Director Nomination Process. The Nominating & Corporate Governance Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Board of Directors has adopted General Criteria for Nomination to the Board of Directors, which, as part of the Principles of Corporate Governance, are attached to this Proxy Statement as Exhibit 1 and also posted on the Company’s Web site at www.investor.jnj.com/governance. These Criteria describe specific traits, abilities and experience that the Nominating & Corporate Governance Committee and the Board look for in determining candidates for election to the Board. The Nominating & Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for directors. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Possible candidates who have been suggested by shareholders are evaluated by the Nominating & Corporate Governance Committee in the same manner as are other possible candidates. During the past year, the Nominating & Corporate Governance Committee retained a third-party executive recruitment firm to assist the Committee members in the process of identifying and evaluating potential nominees for the Board.
      Since the 2005 Annual Meeting of Shareholders, the Board of Directors has elected Mr. Prince to the Board. Mr. Prince was recommended for election and nominated by the independent directors on the Nominating & Corporate Governance Committee.
      Shareholder Communication with the Board. Shareholders, employees and others may contact any of the Company’s Directors (including the Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933. Shareholders, employees and others may also contact any of the Non-Employee Directors by accessing and submitting an e-mail at www.jnj.com/PresidingDirector. General comments to the Company (including complaints or questions about a product) should be sent by accessing www.jnj.com/contact    us/general     inquiries. The Company’s process for handling shareholder communications to the Board has been approved by the independent directors and can be found at www.investor.jnj.com/governance/board.cfm.
      Corporate Governance Materials. On the Company’s corporate governance Web site at www.investor.jnj.com/governance, shareholders can see the Company’s Principles of Corporate Governance, Charters of the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee, the Policy on Business Conduct for employees and the Code of Business Conduct & Ethics for Members of the Board of Directors and Executive Officers. Copies of these documents are available to shareholders without charge upon written request to the Secretary at the Company’s principal address.
      Annual Meeting of Shareholders. It has been the longstanding practice of the Company for all Directors to attend the Annual Meeting of Shareholders. All Directors who were elected to the Board at the 2005 Annual Meeting were in attendance.
      Executive Sessions.     Each of the Audit, Compensation & Benefits and Nominating & Corporate Governance Committees met at least twice during 2005 in Executive Sessions without members of management present. The Non-Employee Directors met six times during 2005 in Executive Sessions (following all but one regularly scheduled Board Meeting) without the Chairman/CEO or any other member of management present.
      Presiding Director. The Non-Employee Directors have selected Mr. Cullen to serve as the Presiding Director. Among the basic duties and responsibilities of the Presiding Director, as described in the Company’s Principles of Corporate Governance and as embedded in the Company’s processes, are the following:

•	Agenda for Board Meetings. The Presiding Director reviews in advance the schedule of Board and Committee meetings and the agenda for each Board meeting (and requests changes as he or she deems appropriate in order to ensure that the interests and requirements of the independent directors are appropriately addressed).

•	Executive Sessions. The Presiding Director chairs and has the authority to call and schedule Executive Sessions.

•	Communication with Management. After each Executive Session of the independent directors, the Presiding Director communicates with the Chairman to provide feedback and also to effectuate the decisions and recommendations of the independent directors. In addition, the Presiding Director is expected to act as an intermediary between the Non-Employee Directors and management when special circumstances exist or communication out of the ordinary course is necessary.

•	Communication with Shareholders and Employees. Under the Board’s guidelines for handling shareholder and employee communications to the Board, the Presiding Director is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of Company management or raise legal, ethical or compliance concerns about Company policies or practices.

•	Evaluation of Chairman/ CEO. The Presiding Director, in conjunction with the Chairman of the Compensation & Benefits Committee, participates in the annual performance evaluation of the Chairman/CEO.
      Majority Withheld Policy in Uncontested Director Elections. In response to the concerns of investors and corporate governance advocates, and to provide shareholders with a meaningful role in the outcome of director elections, the Board of Directors has adopted a provision on “Voting for Directors in Uncontested Elections” as part of our Principles of Corporate Governance. This provision appears on page 46 of this Proxy Statement. In general, this provision provides that any nominee in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election must promptly tender an offer of resignation following certification of the shareholder vote. The Nominating & Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer. The other independent members of the Board will decide the action to take with respect to the offer of resignation within 90 days following certification of the shareholder vote. Any such tendered resignation will be evaluated in the best interests of the Company and its shareholders. The Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. Any Director who offers to resign pursuant to this provision will not participate in any actions by either the Nominating & Corporate Governance Committee or the Board of Directors with respect to accepting or turning down his or her own resignation offer. The complete terms of this provision are included in the Principles of Corporate Governance, attached to this Proxy Statement as Exhibit 1, and can also be found on the Company’s website at www.investor.jnj.com/governance.
Section 16(a) Beneficial Ownership Reporting Compliance
      The Company believes that during 2005 all reports for the Company’s executive officers and Directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.
      In this context, the Audit Committee has met and held discussions with management and the internal and independent auditors (including private sessions with the internal auditors, the independent auditors, the Chief Financial Officer and the General Counsel at each Audit Committee meeting). Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended January 1, 2006 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.
      The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (as shown on page 33 of this Proxy Statement). All of the non-audit services provided by the independent auditors since February 10, 2003, and the fees and costs incurred in connection with those services, have been pre-approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee. (This policy is discussed in further detail on page 34 of this Proxy Statement.) When approving the retention of the independent auditors for these non-audit services, the Audit Committee has considered whether the retention of the independent auditors to provide those services is compatible with maintaining auditor independence.
      In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee believes that the non-audit services provided by the independent auditors are compatible with, and did not impair, auditor independence.
      The Audit Committee also has discussed with the Company’s internal and independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.
      In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on February 13, 2006, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to shareholder ratification, the selection of the Company’s independent auditors.

Mr. James G. Cullen, Chairman
Dr. Mary Sue Coleman
Mr. Leo F. Mullin

COMPENSATION & BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation & Benefits Committee is comprised of four independent Non-Employee Directors whose names are listed at the end of this report. These Directors meet the independence requirements of the New York Stock Exchange. The Committee sets the principles and strategies that serve to guide the design of our employee compensation and benefit programs. The Committee annually evaluates the performance of the Chairman/CEO, the Vice Chairmen and the other executive officers. Taking their performance evaluations into consideration, the Committee then establishes and approves their compensation levels, including stock-based awards. To assist the Committee with its responsibilities, it is regularly provided with briefing materials and it has appointed an independent compensation consultant who reports directly to the Committee. The Committee regularly meets in executive sessions without members of management present and reports to the Board of Directors on its actions and recommendations following each meeting.
Executive Compensation Principles
      The Company’s key compensation objectives are to attract world-class executive talent, retain key leaders, reward short- and long-term performance, and align our executives’ long-term interests with those of our shareholders. To achieve the Company’s objectives, the Committee has set the following guiding principles in the design and administration of the Company’s compensation programs:

•	Credo Values. Compensation should encourage behavior that is consistent with the values embodied in the Johnson & Johnson Credo.

•	Competitiveness. Executives’ total compensation levels should be competitive with peer companies so that the Company can continue to attract, retain and motivate high performing key executive talent.

•	Accountability for Short- and Long-Term Performance. Incentive plans should balance short-term and long-term financial and strategic objectives whereby executives are rewarded for the performance of the businesses for which they are responsible in addition to overall Company performance.

•	Pay for Performance. Total compensation should be managed following our “Pay for Performance” philosophy such that individual compensation awards are tied to business and individual performance with a portion of executive compensation designed to create incentives for superior performance and consequences for below target performance.

•	Alignment to Shareholders’ Interests. Compensation levels should be commensurate with relative shareholder returns and financial performance through the use of stock options and/or restricted share units.

•	Independence. The Committee, with the assistance of an independent compensation consultant who is appointed by and reports directly to the Committee, is responsible for reviewing and establishing the compensation of the Chairman/CEO, the Vice Chairmen and the other executive officers.
Components of Our Executive Compensation Program
      Johnson & Johnson participates in several executive compensation surveys that provide detail on base salary, annual incentive and long-term incentive programs. These surveys are supplemented with information from compensation consultants on additional factors such as recent market trends.

      In 2005, the Committee adopted a separate Compensation Peer Group of companies for our executive officers, consisting of 12 pharmaceutical and large market-capitalized U.S.-based companies that:

•	are of a similar size and have executive positions similar in breadth, complexity and scope of responsibilities;

•	have global businesses; and

•	compete with the Company for executive talent.
      The peer group that was previously used for executive officers, and is still used for benchmarking compensation for other Company executives and employees, consists of approximately 45 companies. The new Compensation Peer Group that is used for executive officers is a subset of this 45-company peer group and comprised of the following companies: Minnesota Mining and Manufacturing Company (3M), Abbott Laboratories, Altria Group, Inc., Bristol-Myers Squibb Company, The Coca-Cola Company, General Electric Company, International Business Machines Corporation, Merck & Co., Inc., Pepsico, Inc., Pfizer Inc., The Procter & Gamble Company and Wyeth. This Compensation Peer Group better reflects Johnson & Johnson’s size, complexity and global scope and, as a result, the competitive compensation levels among the Compensation Peer Group are higher than prior benchmarking studies. Therefore, the Committee implemented market adjustment increases for Mr. Weldon, Ms. Poon and Mr. Dormer. The compensation decisions for the Chairman/ CEO and the other four most highly compensated executive officers in 2005 (the “Named Officers”) reflect the competitive compensation levels among the Compensation Peer Group companies and the performance of the Company. An analysis based on 2005 latest reported financial data shows that Johnson & Johnson ranked sixth in revenue and fourth in net income, and was third in market capitalization at year-end versus the Compensation Peer Group companies.
      The Committee followed the guiding principles outlined above in the development and administration of the three major elements of Johnson & Johnson’s compensation program: base salary, annual incentive plan and long-term incentive plans (the 2005 Long-Term Incentive Plan and the Certificate of Extra Compensation program).
Base Salary
      Annual base salary increases for the executive officers are established based on the scope of their job responsibilities, individual performance, competitive market data of the peer companies, and the Company’s overall salary budget guidelines. On average, base salaries for the executive officers are at the median of the market.
      Salary guidelines are set each year to reflect the competitive environment and to control the overall cost of salary growth. Merit increases are based on individual performance and can range from 0% to over 200% of the merit guideline.
      Promotional increases in base salary for executive officers are based on:

•	increase in scope of responsibilities;

•	complexity of the new position;

•	current compensation versus the Compensation Peer Group market data for the new position;

•	overall performance of the executive officer; and

•	internal equity versus peer executives.

Annual Incentive Plan
      The shareholders have approved an Executive Incentive Plan (EIP) intended to comply with Section 162(m) of the Internal Revenue Code, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The Chairman/CEO, Vice Chairmen and the other executive officers are eligible to participate in the EIP. The EIP prohibits the payment of annual bonuses to eligible executives under the EIP unless the Consolidated Earnings as shown on the audited consolidated statement of income of the Company is positive. Bonuses cannot exceed .08% of Consolidated Net Earnings for the Chairman/CEO and Vice Chairmen and .04% of Consolidated Net Earnings for the other executive officers.
      The use of annual bonuses creates a link between executive compensation and individual and business performances. Target awards are set as a percent of base salary by job responsibilities and are competitive with annual incentives provided by other companies in the Compensation Peer Group. Actual bonus awards are based on the assessment of each executive’s individual performance for the year, the assessment of the Company’s overall performance and/or the financial, operational and strategic performance of the business unit for which the executive is responsible. For the Chairman/CEO and other executive officers, the amount of the total annual incentive is divided between cash and stock awards at the discretion of the Committee. For 2005, the Committee has decided to pay these bonuses 85% in cash and 15% in Common Stock.
      The Committee does not assign weighting to the assessment of financial, operational and strategic objectives of the Company performance in determining the bonus awards for the Chairman/CEO and the other executive officers. The amounts of awards to executive officers are determined by the Committee acting in its discretion subject to the maximum amounts specified in the EIP. The Committee, acting in its discretion, may determine to pay a lesser award than the maximum specified. In making these determinations, the Committee considers such other matters as it deems relevant, including recommendations by the Chairman/CEO for awards for the Vice Chairmen and the other executive officers. The 2005 bonuses for the Chairman/CEO and top four other highest paid executive officers, as listed in the Summary Compensation Table on page 25 of this Proxy Statement, are below the maximum bonuses as permitted under the EIP.
Long-Term Incentive Plan
      The 2005 Long-Term Incentive Plan is designed to link executive rewards with shareholder value over time. The long-term incentive target awards are administered based on guidelines that are benchmarked annually and adjusted as appropriate based on that benchmark data. Johnson & Johnson’s award practice uses a percentage of each year’s base salary, expressed as a range of opportunity, to arrive at a dollar value range available to be granted. Awards are made annually and vary within that range based on individual performance. This approach results in grants which vary from year to year based on assessed performance, stock price and base salary. For 2005, the Committee has decided to award the Chairman/CEO and the other executive officers with long-term incentive awards that are comprised of 75% stock options and 25% Restricted Share Units (RSUs).
      No long-term incentive awards are made in the absence of satisfactory performance. Performance is evaluated by the Committee based on each executive’s individual contribution to the long-term health and growth of the Company and the Company’s performance based on the factors discussed above.
      In the event that the stock price declines to a level below the option grant price, options are not revalued or reissued. Vesting of stock option awards granted in or after December 1997 occurs three years from the date of grant. RSUs under the 2005 Long-Term Incentive Plan vest three years from the date of grant.

Certificate of Extra Compensation Program
      CEC units provide deferred compensation that is paid at the end of an executive’s career with the Company. CEC units are performance units that measure the Company’s value based on a formula composed of one-half of the Company’s net asset value and one-half of its earning power value, relative to the number of shares of Johnson & Johnson Common Stock outstanding. Earning power value is calculated by taking the capitalized value of earnings averaged over the previous five years.
      The CEC program is truly unique among our peer group and in industry in general. Established in 1947, it reflects Johnson & Johnson’s commitment to the long-term and sends a strong message to executives that short-term decisions must be made considering the impact on long-term performance and growth. No awards are paid out to executives during employment. Although the units vest over a five-year period from grant, the final value of those units is not determined until retirement or termination of employment. The value of the program is purely performance driven. The Company pays dividend equivalents on units awarded. Dividend equivalents are paid at the same rate provided to shareholders on a share of Johnson & Johnson Common Stock, and are paid quarterly.
      Awards of CEC units to the Chairman/CEO and the executive officers are targeted to provide an above average long-term compensation opportunity as compared to the peer companies. Award amounts are based on the Committee’s evaluation of individual performance, based on the executive’s individual contribution to the long-term health and growth of the Company and the Company’s performance based on the factors discussed above. No fixed weighting or formula is applied to corporate performance versus individual performance in determining CEC unit awards.
Performance Measures
      The compensation of Johnson & Johnson’s Chairman/CEO is determined by the Committee based on its assessment of the Company’s financial and non-financial performance against the background of the factors and principles outlined in the Credo. With respect to financial performance, the Committee has identified several factors that are critical to the success of the business, including Sales Growth, Earnings Per Share (EPS) Growth, increase in Free Cash Flow, New Product Flow and growth in Shareholder Value. In evaluating performance against these factors, Johnson & Johnson’s results are compared to results of a group of peer companies in the consumer, pharmaceutical, medical device and diagnostics health care fields.
      Sales Growth is measured as the percentage increase in sales volume from one year to the next. EPS Growth is assessed in the same manner. Free Cash Flow is measured as the Net Cash Flows from Operating Activities as reported in the Consolidated Statement of Cash Flows less capital expenditures. New Product Flow is assessed by reviewing the percentage of sales resulting from the sale of new products introduced in the past five years. Shareholder Value is measured as the increase in stock price plus dividend return over a five-year period.
      The Committee also reviews non-financial factors as part of the overall evaluation of performance. Such non-financial factors typically include managing Credo responsibilities, talent management (including developing a diverse, superior talent pool), Process Excellence and progress in research and development.
      The Committee believes it is crucial that these financial and non-financial factors are managed well in order to ensure superior return to Johnson & Johnson’s shareholders over the long-term. Therefore, while performance in these areas is reviewed on an annual basis, the primary consideration in assessing performance is corporate results over a longer period, usually five years. No specific fixed weighting or formula is applied to these factors in determining performance. Rather, the Committee exercises its judgment in evaluating these factors and in determining appropriate compensation.

Chairman/CEO Compensation
      In reviewing and approving compensation actions for the Chairman/CEO and the other executive officers, the Committee evaluated Johnson & Johnson’s performance in 2005 versus goals identified for both financial and non-financial factors.
      The Committee reviewed details of five-year and most recent fiscal year Sales Growth, EPS Growth, increase in Free Cash Flow and growth in Shareholder Value. Johnson & Johnson’s overall performance for the most recent five-year period ranked in the upper half of the industry peer group and Compensation Peer Group companies. The Company also met its goal for New Product Flow. For 2005, the Company’s overall performance was approximately at the median of the Compensation Peer Group companies, but fell short in Sales Growth versus the industry peer group companies. Overall, the Committee determined that the Company has performed at the median of the peer companies.
      With respect to non-financial performance, management continued to excel in the area of managing Credo responsibilities. The Committee will continue to monitor the progress on talent management, Process Excellence and research and development. Various initiatives undertaken by Johnson & Johnson embody the principles of the Credo by addressing its responsibilities to its customers, employees and the community. Johnson & Johnson continues to focus on developing a high performing, superior talent pool, that is also diverse in many ways, including race, gender, cultural background and experiences. The Company realized significant results from various Process Excellence initiatives. Details of the pharmaceutical and other new product pipelines were reviewed, and the Committee determined that the Company was well positioned for continued future growth.
      The Committee met in executive session with an independent compensation consultant to discuss compensation decisions for the Chairman/CEO. The Committee assessed Mr. Weldon’s overall current cash compensation (base salary and annual incentives) in comparison to his long-term compensation (stock option, RSU and CEC unit grants).
      Mr. Weldon’s base salary was set at $1,600,000 effective February 28, 2005, which reflected a 6.7% increase as a result of superior 2004 performance and brought his base salary to the median of the competitive rate of CEOs in peer group companies.
      In February 2006, the Committee awarded annual incentive payments and long-term incentive awards based on performance in 2005. These awards were based on competitive practices and reflect the Committee’s assessment of both Company and individual performance in 2005. (The stock option grants and RSU awards made under the 2005 Long-Term Incentive Plan are shown in the Summary Compensation Table on page 25 and CEC units awarded under the CEC program are shown on page 28 of this Proxy Statement.) These compensation awards were made based upon the Committee’s assessment of the Company’s financial performance in the five areas outlined above and its non-financial performance against the background of the Credo as outlined above. Mr. Weldon received an annual incentive payment for 2005 of $3,000,000 (comprised of 85% cash and 15% Common Stock), which reflects the Committee’s assessment of the Company’s long-term performance and Mr. Weldon’s leadership, as well as competitive practices within the Compensation Peer Group. The Committee believed that Mr. Weldon provided outstanding leadership for the Company in the context of a difficult external environment, which included increased regulatory and public scrutiny of the health care industry. In particular, Mr. Weldon provided strong leadership in addressing the developments that arose in connection with the Company’s proposed merger with Guidant. The Committee believed that Mr. Weldon appropriately continued to manage the Company for the long-term and preserve the reputation of the Company in the face of these and other developments.
      The above performance results were evaluated based on the overall judgment of the Committee with no fixed or specific mathematical weighting applied to each element of performance. Based on the Committee’s judgment, compensation awards for 2005, in total, were consistent with established targets.
Tax Deductibility Considerations
      The Committee has reviewed the Company’s compensation plans with regard to the deduction limitation under the Omnibus Budget Reconciliation Act of 1993 (the “Act”) and the final regulations interpreting the Act that have been adopted by the Internal Revenue Service and the Department of the Treasury. Based on this review, the Committee has determined that the stock option grants under the 2005 Long-Term Incentive Plan, as previously approved by shareholders, meet the requirements for deductibility under the Act. RSU grants under this same plan do not meet the requirements for deductibility under the Act.
      In order to permit the future deductibility of executive bonus awards paid in cash and stock-based incentives for certain executive officers of the Company, the Committee and the Board of Directors have adopted the EIP that was approved by shareholders. As a result, all executive bonus awards qualify as performance-based and are not subject to the tax deductibility limitation of Section 162(m).
      In addition, the Committee has approved the Executive Income Deferral Plan (EIDP) that allows an individual executive officer to elect to defer a portion of base salary, CEC Dividend Equivalents and cash and stock bonus awards. Participation in the EIDP is limited to executive officers and is voluntary. Accordingly, any amounts that would otherwise result in non-tax deductible compensation may be deferred under the EIDP.
      As a result of the implementation of the EIP and elections made under the EIDP, the Company maximizes the tax deduction available under Section 162(m). However, in some cases, the Committee may elect to exceed the tax-deductible limits. This may be necessary for the Company to meet competitive market pressures and to ensure that it is able to attract and retain top talent to successfully lead the organization.

Arnold G. Langbo, Chairman
Michael M.E. Johns
Ann D. Jordan
Steven S Reinemund

SHAREHOLDER RETURN PERFORMANCE GRAPHS
      Set forth below are line graphs comparing the cumulative total shareholder return on the Company’s Common Stock for periods of five years and ten years ending December 31, 2005 against the cumulative total return of the Standard & Poor’s 500 Stock Index, the Standard & Poor’s Pharmaceutical Index and the Standard & Poor’s Health Care Equipment Index. The graphs and tables assume that $100 was invested on December 31, 2000 and December 31, 1995 in each of the Company’s Common Stock, the Standard & Poor’s 500 Stock Index, the Standard & Poor’s Pharmaceutical Index and the Standard & Poor’s Health Care Equipment Index and that all dividends were reinvested.
FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (2000-2005)

	2000	2001	2002	2003	2004	2005

Johnson & Johnson	$100.00	$113.84	$104.86	$102.69	$128.50	$124.21
S&P 500 Index	$100.00	$88.12	$68.66	$88.34	$97.94	$102.75
S&P Pharm Index	$100.00	$85.47	$68.34	$74.35	$68.83	$66.53
S&P H/C Equip Index	$100.00	$94.92	$82.91	$109.46	$123.27	$123.35

TEN-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN (1995-2005)

	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005

Johnson & Johnson	$100.00	$118.11	$158.65	$204.69	$230.17	$263.01	$299.41	$275.80	$270.09	$337.98	$326.69
S&P 500 Index	$100.00	$122.95	$163.95	$210.81	$255.16	$231.94	$204.39	$159.24	$204.89	$227.17	$238.32
S&P Pharm Index	$100.00	$125.50	$192.76	$287.20	$252.79	$344.55	$294.47	$235.47	$256.16	$237.16	$229.24
S&P H/C Equip Index	$100.00	$116.30	$143.01	$202.45	$186.62	$273.90	$259.97	$227.10	$299.81	$337.63	$337.84

EXECUTIVE COMPENSATION
      The following table shows, for each of the last three fiscal years, the annual compensation paid to or earned by the Named Officers in all capacities in which they served:
SUMMARY COMPENSATION TABLE

					Long Term
					Compensation
		Annual Compensation(1)			Awards

Name				Other
and				Annual	Restricted		All Other
Principal				Compen-	Share	Options	Compen-
Position	Year	Salary($)	Bonus($)	sation($)	Units($)	(#)	sation($)

			(2)	(3)	(4)(5)	(4)(6)	(7)
William C. Weldon	2005	$1,584,615	$3,000,000	$1,963,944	$2,200,001	452,520	$71,308
Chairman/CEO	2004	1,459,231	2,500,000	1,626,386	0	410,000	65,665
	2003	1,266,154	1,950,000	1,201,269	0	325,000	56,977

Robert J. Darretta	2005	$983,846	$891,000	$1,230,850	$674,994	138,841	$44,273
Vice Chairman/CFO	2004	950,000	874,500	1,012,660	0	160,000	42,750
	2003	873,077	759,750	701,534	0	150,000	39,288

Christine A. Poon(8)	2005	$925,000	$945,000	$603,393	$1,000,006	205,691	$41,625
Vice Chairman/	2004	792,308	856,000	420,164	0	185,000	35,654
Worldwide Chairman,	2003	685,385	660,000	316,789	0	175,000	30,157
Medicines & Nutritionals

Michael J. Dormer	2005	$675,215	$940,500	$605,790	$624,996	128,557	$30,385
Worldwide Chairman,	2004	650,338	553,875	449,006	0	110,000	29,265
Medical Devices	2003	644,846	515,000	384,024	0	120,000	29,018

Per A. Peterson	2005	$801,077	$750,268	$721,042	$624,996	128,557	$36,048
Chairman, R&D	2004	761,808	798,750	493,044	0	150,000	34,281
Pharmaceuticals Group	2003	744,231	660,000	391,339	0	150,000	33,490

(1)	Includes amounts paid and deferred.

(2)	Bonus amounts are comprised of cash and the fair market value of stock awards on the date the awards are issued. Under Company policy, annual cash bonus and long-term incentive awards in recognition of performance in any fiscal year are awarded in February of the following year. Therefore, bonus amounts listed for 2005 were awarded in February 2006 as compensation for performance in fiscal year 2005. The bonus amounts awarded to the Named Officers in February 2005 and 2004, as compensation for performance in the prior fiscal year, are listed as compensation for 2004 and 2003, respectively.

(3)	The amounts shown in this column cover: dividend equivalents paid under the Certificate of Extra Compensation program (as described further on pages 28 and 29); amounts reimbursed for the payment of taxes; life insurance premiums; and, the incremental cost to the Company of providing perquisites and other personal benefits. SEC Rules require the Company to report the value of perquisites and personal benefits made available to a Named Officer if the aggregate amount in any year exceeds $50,000. Any specific perquisite that exceeds 25% of the total value of all reported perquisites for any individual must be reported as well. The aggregate value of perquisites made available to Mr. Weldon in 2005 was $76,806; and the only component of this amount which exceeded 25% of the total was personal use of company aircraft, which was valued at $56,779. The aggregate value of perquisites made available to Mr. Weldon in 2004 was $112,480; and the only component of this amount which exceeded 25%

of the total was personal use of company aircraft, which was valued at $90,005. In order to determine the perquisite value of personal use of company aircraft, the Company calculates the incremental cost, which includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per mile flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, maintenance not related to personal trips, and flight crew salaries) are not included. The Company notes that many other peer corporations require their chairman and certain other executive officers to use company aircraft for personal as well as business travel. As a result, at those corporations, personal use of company aircraft by the chairman and those other executive officers may not be treated as a perquisite or personal benefit, and the costs associated with such personal use of company aircraft may not be reported in the proxy statement. The Company has not required the chairman and other executive officers to use corporate aircraft for personal travel. Mr. Weldon is taxed on the imputed income attributable to personal use of company aircraft and does not receive tax assistance from the Company with respect to these amounts.

The incremental cost to the Company of providing perquisites and other personal benefits to the Named Officers in each of the years shown has been included in the Summary Compensation Table, even when the aggregate amount in any year was less than the reporting threshold of $50,000 established by the SEC. Any perquisites or other personal benefits received from the Company by any of the Named Officers in 2003, 2004 and 2005 were less than the $50,000 reporting threshold, except for Mr. Weldon (as described above) and Mr. Dormer, who received perquisites valued at $61,111 in 2003, of which $49,418 was for personal trips to the United Kingdom, pursuant to arrangements made on Mr. Dormer’s behalf when his employment agreement was voluntarily rescinded in 2001. (The rescission of Mr. Dormer’s employment agreement is discussed in further detail under “Employment Arrangements and Agreements” on page 31 of this Proxy Statement.)

The specific amounts included as “Other Annual Compensation” for 2005 are as indicated in the table below:

					Total Other
	Dividend	Life	Tax		Annual
	Equivalents	Insurance	Reimbursement	Perquisites	Compensation

William C. Weldon	$1,874,250	$5,495	$7,393	$76,806	$1,963,944
Robert J. Darretta	1,190,850	7,057	9,117	23,826	1,230,850
Christine A. Poon	573,750	9,099	6,665	13,879	603,393
Michael J. Dormer	561,000	18,264	13,379	13,147	605,790
Per A. Peterson	669,375	22,872	23,310	5,485	721,042

(4)	Under the 2005 Long-Term Incentive Plan, eligible employees, including executive officers of the Company, are granted stock-based incentives in February, in recognition of performance in the prior fiscal year. The Compensation & Benefits Committee determined that long-term incentive awards to executive officers in recognition of performance in 2005 should be allocated as 75% stock options and 25% Restricted Share Units (RSUs).

(5)	RSU awards listed for 2005 were granted on February 13, 2006 in recognition of performance in fiscal year 2005. The fair market value of the Company’s Common Stock on February 13, 2006, the date of grant, was $58.34. All of the RSUs vest on the third anniversary of the date of grant. On the date of vesting the holder of each RSU, if employed by the Company, will receive one share of Common Stock for each RSU. Dividends are not paid on RSUs. The number of RSUs granted to the Named Officers on February 13, 2006 are as indicated in the table below:

RSUs (#)

William C. Weldon	37,710
Robert J. Darretta	11,570
Christine A. Poon	17,141
Michael J. Dormer	10,713
Per A. Peterson	10,713

These RSUs were granted under the 2005 Long-Term Incentive Plan, which was approved by the shareholders on April 28, 2005. Prior to April 2005, RSUs were not granted as long-term compensation. None of the Named Officers held any unvested RSUs as of January 1, 2006.

(6)	Stock option awards in recognition of performance in any fiscal year are granted in February of the following year. Stock option awards listed for 2005 were granted on February 13, 2006 in recognition of performance in fiscal year 2005. The stock option awards granted to the Named Officers in February 2004, in recognition of performance in 2003, are listed for 2003, and the stock option awards granted in February 2005, in recognition of performance in 2004, are listed for 2004. The options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. All of the options become exercisable on the third anniversary of date of grant, which is the same vesting schedule for all executives granted options on such date.

(7)	Amount shown is the Company’s matching contribution to the 401(k) Savings Plan and related supplemental plan.

(8)	Ms. Poon’s 2005 compensation reflects her promotion to Vice Chairman in January 2005.
Stock Options
      Eligible employees, including executive officers of the Company, are granted stock-based incentives in February, in recognition of performance in the prior fiscal year. The value of awards to executive officers in February 2006, in recognition of performance in 2005, was set by the Compensation & Benefits Committee to be allocated as 75% stock options and 25% RSUs. The following table contains information with respect to the February 2006 grant of stock options under the Company’s 2005 Long-Term Incentive Plan to the Named Officers.
Option Grants With Respect to Last Fiscal Year

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees	Price	Expiration	Present
Name	Granted(#)(1)	for 2005	($/SH)	Date	Value($)(2)

William C. Weldon	452,520	1.6%	$58.34	2/12/16	$5,528,889
Robert J. Darretta	138,841	0.5%	58.34	2/12/16	1,696,359
Christine A. Poon	205,691	0.7%	58.34	2/12/16	2,513,133
Michael J. Dormer	128,557	0.5%	58.34	2/12/16	1,570,709
Per A. Peterson	128,557	0.5%	58.34	2/12/16	1,570,709

(1)	The options were granted at an exercise price equal to the fair market value of the Company’s Common Stock on February 13, 2006, the date of grant. All of the options become exercisable on the third anniversary of the date of grant, which is the same vesting schedule for all executives granted options on such date.

(2)	The grant date present values per option share were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the SEC and are not intended to forecast future appreciation of the Company’s stock price. The options expiring on February 12, 2016 had a grant date present value of $12.218 per option share. The Black-Scholes model was used with the following assumptions: volatility of 19.56% based on a blended rate of the daily historical average over four years and implied volatility based on, at the money, two year forward option contracts; dividend yield of 2.5%; risk-free interest rate of 4.60% based on a U.S. Treasury rate of six years; and a six-year option life.
Option Exercises and Fiscal Year-End Values
      The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Year End		In the Money Options at
	Shares		2005 (#)		Year End 2005 ($)(1)
	Acquired On	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William C. Weldon	44,175	$1,828,845	1,184,000	1,185,000	$9,943,040	$5,560,250
Robert J. Darretta	60,000	$2,785,768	667,000	445,000	$8,371,120	$1,019,200
Christine A. Poon	—	$—	310,000	495,000	$2,415,200	$2,146,250
Michael J. Dormer	—	$—	384,000	360,000	$4,172,680	$1,767,400
Per A. Peterson	16,500	$513,109	337,400	435,000	$3,450,874	$1,992,000

(1)	Based on the New York Stock Exchange Composite closing price as published in The Wall Street Journal for the last business day of the fiscal year ($60.10).
Certificate of Extra Compensation Program
      The following table provides information concerning awards of CEC units made in February 2006 in recognition of performance during the last fiscal year to the Named Officers under the Company’s CEC program.
Long-Term Incentive Plans — Awards In Last Fiscal Year(1)

	2006				Value of
	Grant # of	Period to	Value of	Annual Vesting	2006 Annual
Name	CEC Units(1)	Payout(2)	Grant(3)	(Last 12 Months)(4)	Vesting(3)(4)

William C. Weldon	150,000		$3,474,000	200,000	$4,632,000
Robert J. Darretta	85,000		1,968,600	80,000	1,852,800
Christine A. Poon	200,000		4,632,000	90,000	2,084,400
Michael J. Dormer	80,000		1,852,800	60,000	1,389,600
Per A. Peterson	25,000		579,000	75,000	1,737,000

(1)	Annual long-term incentive compensation is awarded to all eligible employees, including executive officers of the Company, in February, in recognition of performance in the prior fiscal year. Accordingly, this table shows the CEC units awarded to the Named Officers in February 2006, in recognition of performance in 2005.

(2)	CEC unit awards are paid out upon retirement or other termination of employment.

(3)	The CEC unit value used is the value as of the end of the last fiscal year and was $23.16 per CEC unit. The value of the CEC units is subject to increase or decrease based on the performance of the Company.

(4)	This column shows CEC units vested under the plan during the period from March 1, 2005 through February 28, 2006.
      Since 1947, the Company has maintained a deferred compensation program under which awards of CEC units may be made to senior management and other key personnel of the Company and its subsidiaries worldwide. Typically, an award of CEC units provides for a specified number of units that vest in 20% installments over a five-year period. However, no awards are paid out to a participant until retirement or other termination of employment. During employment, dividend equivalents are paid to participants on CEC units in the same amount and at the same time as dividends on the Company’s Common Stock. (These dividend equivalents are included as “Other Annual Compensation” in the Summary Compensation Table on page 25.) The CEC units are valued in accordance with a formula based on the Company’s net assets and earning power over the five preceding fiscal years. Until paid at retirement or termination of employment, the final value of a CEC unit is subject to increase or decrease based on the performance of the Company.
      The CEC program is administered based on the number of CEC units that vest in a given year and the value of those CEC units. The number of CEC units targeted to vest in a given year is based on benchmarking studies of peer companies and the total value of long-term compensation (including stock options and RSUs) at Johnson & Johnson as compared to those peer companies.
      The value as of the end of the last fiscal year was $23.16 per CEC unit. The cumulative number of CEC units earned as of February 28, 2006 by each of the Named Officers during their careers with the Company, valued for illustrative purposes at the $23.16 per CEC unit value, are: Mr. Weldon, 1,111,200 CEC units ($25,735,392); Mr. Darretta, 750,000 CEC units ($17,370,000); Ms. Poon, 315,000 CEC units ($7,295,400); Mr. Dormer, 319,000 CEC units ($7,388,040); and Dr. Peterson, 371,000 CEC units ($8,592,360). These amounts represent the amounts that would be paid to each of the Named Officers under the CEC program upon retirement or other termination of employment based upon the current value of each CEC unit.

Retirement Plan
      The following table shows the estimated annual retirement benefits payable at normal retirement age on a straight life annuity basis to participating employees in the compensation and years of service classifications indicated. The Company’s retirement plan generally covers salaried U.S. employees of the Company and designated subsidiaries on a non-contributory basis. Effective January 1, 2005, the Company’s pension plan was modified to reduce the benefit accrual rate from 1.667% to 1.55% per year. The reduced accrual rate applies only to service rendered after January 1, 2005. The estimated annual retirement benefits shown in the table below reflect the accrual rate in effect as of December 31, 2004. The actual estimated annual retirement benefits for each of the Named Officers would be lower than the estimated benefits shown in the table, based on the number of years of service after 2004. Based on projected years of service for each Named Officer as of normal retirement age (62), the amounts shown in the table below would be reduced by approximately the following amount for each of the Named Officers: Mr. Weldon 1.1%; Mr. Darretta 0.7%; Ms. Poon 4.9%; Mr. Dormer 1.6%; and Dr. Peterson 0.9%.
PENSION PLAN TABLE

5 Year
Average Covered
Compensation	10 Years	20 Years	25 Years	30 Years	35 Years	40 Years

1,200,000	196,600	393,200	491,500	589,800	688,100	786,400
1,500,000	246,600	493,200	616,500	739,800	863,100	986,400
1,800,000	296,600	593,200	741,600	889,900	1,038,200	1,186,500
2,100,000	346,600	693,300	866,600	1,039,900	1,213,200	1,386,500
2,400,000	396,600	793,300	991,600	1,189,900	1,388,200	1,586,600
2,700,000	446,700	893,300	1,116,600	1,340,000	1,563,300	1,786,600
3,000,000	496,700	993,300	1,241,700	1,490,000	1,738,300	1,986,600
3,300,000	546,700	1,093,300	1,366,700	1,640,000	1,913,400	2,186,700
3,600,000	596,700	1,193,400	1,491,700	1,790,000	2,088,400	2,386,700
3,900,000	646,700	1,293,400	1,616,700	1,940,100	2,263,400	2,586,800
4,200,000	696,700	1,393,400	1,741,800	2,090,100	2,438,500	2,786,800
4,500,000	746,700	1,493,400	1,866,800	2,240,100	2,613,500	2,986,800
      Covered compensation includes regular annual earnings, dividend equivalents paid on non-vested CEC units, amounts paid under the Company’s Standards of Leadership Award Program, amounts paid under the Company’s Executive Incentive Plan and amounts deferred under the Company’s Executive Income Deferral Plan. The calculation of retirement benefits is based upon final average earnings (the average of the highest covered compensation during the five consecutive years out of the last ten years of employment with the Company), service and age at retirement. The benefits shown reflect an offset based on the Age 65 Primary Social Security Benefit. Five-Year Average Covered Compensation for the Named Officers as of the end of the last fiscal year is: Mr. Weldon $3,738,247; Mr. Darretta $1,862,025; Ms. Poon $1,598,952; Mr. Dormer $1,423,467; and Dr. Peterson $1,568,491. The approximate years of service for each Named Officer as of the end of the last fiscal year are: Mr. Weldon, 34 years; Ms. Poon, 5 years; Mr. Darretta, 38 years; Mr. Dormer, 29 years; and Dr. Peterson, 12 years.
      As permitted by the Employee Retirement Income Security Act of 1974, the Company has adopted a supplemental plan which is designed to provide the amount of retirement benefits which cannot be paid from the Retirement Plan by reason of certain Internal Revenue Code limitations on qualified plan benefits. The amounts shown in the Pension Plan Table include the amounts payable under the supplemental plan and any other Company-sponsored plans.

Employment Arrangements and Agreements
      There are certain arrangements in place for Mr. Michael J. Dormer, Worldwide Chairman, Medical Devices and a Member of the Executive Committee, arising from his prior employment as the Chief Operating Officer of DePuy, Inc. When Johnson & Johnson acquired DePuy in 1998, Mr. Dormer was offered an employment agreement to replace his existing employment agreement with DePuy, Inc. In 2001, Mr. Dormer and the Company agreed to rescind his employment agreement when he was appointed to the Executive Committee and named Franchise Group Chairman for Medical Devices. Certain benefits and arrangements under Mr. Dormer’s employment agreement were retained. The Company believes that none of these arrangements, either individually or in the aggregate, are material in amount or significance. The following arrangements were in place during 2005 and continue to be available to Mr. Dormer: severance pay (if terminated other than for cause) equal to the greater of one year’s compensation or the Company’s severance pay policy; pension benefits covering pre-acquisition service with DePuy, Inc.; relocation costs to the United Kingdom (upon retirement or involuntary termination) pursuant to the Company’s relocation policy; and Company funding of a term life insurance policy to offset the negative estate tax implications should Mr. Dormer die while residing in the United States during his employment by the Company. A description of these arrangements has been filed as an Exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006.
ITEM 2:     APPROVAL OF AMENDMENTS TO RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE CERTAIN SUPERMAJORITY VOTE REQUIREMENTS
      After careful consideration and upon recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has concluded that it is in the best interests of the Company’s shareholders to remove the supermajority voting requirements in the Company’s Restated Certificate of Incorporation. To effect these changes, our Board of Directors has unanimously approved and recommends for approval by the Company’s shareholders amendments to the Restated Certificate of Incorporation effecting the removal of Article EIGHTH of the Company’s Restated Certificate of Incorporation. The current supermajority voting provisions and the effect of the proposed amendment are summarized below. Attached as Exhibit 2 to this Proxy Statement is a copy of the current Restated Certificate of Incorporation, which is marked to show the proposed changes, including the removal of Article EIGHTH.
      Article EIGHTH was adopted in 1985 upon the recommendation of the Board of Directors. At the time, the Board noted the continuing takeover or attempted takeover of many companies through two-step transactions, and the perception that in a number of these situations the public stockholders remaining after the first step of the transaction may not have been treated fairly because the stockholder making the acquisition controlled both sides of the negotiations.
      Article EIGHTH requires the affirmative vote of the holders of least 80% of the voting stock for approval of any “Business Combination” with an “Interested Stockholder” unless (1) a majority of the “Continuing Directors” approves the Business Combination or (2) certain “fair price,” form of consideration, dividend payment, and procedural requirements are met.
      A Business Combination includes (1) any merger or consolidation of the Company or any subsidiary with an Interested Stockholder; (2) any sale, lease, exchange, mortgage, pledge, transfer or disposition with an Interested Stockholder involving any assets or securities of the Company having an aggregate fair market value of 5% of the total consolidated assets of the Company and its subsidiaries; (3) the adoption of any plan or proposal for liquidation or dissolution of the Company proposed by an Interested Stockholder; or (4) any reclassification of securities, or recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity or convertible securities of the Company that is beneficially owned by an Interested Stockholder.

      An Interested Stockholder means any person (other than the Company or a subsidiary or employee benefit plan thereof) who (1) beneficially owns 10% or more of the voting stock of the Company; or (2) is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question beneficially owned 10% or more of the voting stock.
      A Continuing Director means any member of the Board of the Company who is unaffiliated with the Interested Stockholder and (1) was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder; or (2) is or was recommended or elected to fill a vacancy on the Board by a majority of the Continuing Directors.
      To meet the “fair price” requirement, the aggregate consideration offered in a Business Combination must be at least equal to the highest of the following: (1) the highest per share price offered or paid by the Interested Stockholder for any shares of common stock acquired by it (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (y) within the two-year period immediately prior to date on which it became an Interested Stockholder (the “Determination Date”), whichever is higher; (2) the fair market value per share of the Company’s voting stock on the Announcement Date or the Determination Date, whichever is higher; and (3) the Company’s earnings per share for the four quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/earnings multiple of such Interested Stockholder or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date.
      If Article EIGHTH is eliminated, then under Section 14A:10-3 of the New Jersey Business Corporation Act, as amended (the “Act”), the affirmative vote of only a majority of the votes cast by the holders of shares entitled to vote generally would be required to approve the Business Combinations described above, subject to the following exception. Sections 14A:10A-1 to 14A:10A-6 of the Act (these sections are known as the New Jersey Shareholders Protection Act) generally prohibit a publicly-held New Jersey corporation from engaging in a business combination with an interested shareholder (that is, a beneficial owner of 10% or more of voting stock) for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the combination is approved by the company’s board prior to that person becoming an interested shareholder. After the five-year restricted period, a business combination between the corporation and an interested shareholder is prohibited unless the board approved the transaction in which the shareholder became an interested shareholder, the combination is approved by holders of at least two-thirds of the voting stock not beneficially owned by the interested shareholder, or if certain fair price and form of consideration requirements are met.
      The sections of the Restated Certificate of Incorporation that reflect the proposed amendments to be effected are attached to this Proxy Statement as Exhibit 2 and are marked to show changes from our current Restated Certificate of Incorporation.
      Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon.
      If the proposal is approved by our shareholders, it will be effected by the filing of a Certificate of Amendment to the Restated Certificate of Incorporation with the State of New Jersey promptly after the Annual Meeting.
      The Board of Directors unanimously recommends that the shareholders vote FOR this proposal.

ITEM 3.     RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2006. Shareholder ratification of the appointment is not required under the laws of the State of New Jersey, but the Board has decided to ascertain the position of the shareholders on the appointment. The Board of Directors will reconsider the appointment if it is not ratified. The affirmative vote of a majority of the shares voted at the meeting is required for ratification.
      During fiscal years 2004 and 2005, PricewaterhouseCoopers not only acted as the independent registered public accounting firm for the Company and its subsidiaries (work related to the integrated audit of the Company’s Consolidated financial statements and of its internal control over financial reporting), but also rendered on behalf of the Company and its subsidiaries other services.
      Rules enacted under the Sarbanes-Oxley Act prohibit an independent auditor from providing certain non-audit services for an audit client. These rules became effective on May 6, 2003 for new engagements. All engagements with independent auditors to perform a prohibited non-audit service entered into prior to May 6, 2003 were required to be completed before May 6, 2004. The services listed below as “Benefit Plan Assistance” and a portion of the services included below in “Dispute Analysis” represent non-audit services which were provided to the Company prior to May 6, 2004. Since May 6, 2004, PricewaterhouseCoopers has provided no services which would be deemed “Benefit Plan Assistance” or are otherwise prohibited under applicable rules and regulations. It is expected that PricewaterhouseCoopers will continue to provide certain accounting, additional auditing, tax and other services to Johnson & Johnson and its affiliates, which are permitted under applicable rules and regulations.
      The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers for 2005 and 2004 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees

	2005	2004

Audit Fees	$20,045,000	$20,105,000
Audit-Related Fees	4,975,000	3,540,000

Total Audit and Audit-Related Fees	$25,020,000	$23,645,000

Tax Fees	$11,925,000	$15,340,000

All Other Fees:
Dispute Analysis	—	625,000
Benefit Plan Assistance	—	60,000
Other Services	1,675,000	2,150,000

Total All Other Fees	1,675,000	2,835,000

Total Fees	$38,620,000	$41,820,000

      Audit Fees — Consists of professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC. Approximately $4,400,000 and $5,855,000 of the Audit Fees incurred in 2005 and 2004, respectively, represent recurring and non-recurring services associated with the Sarbanes-Oxley Section 404 internal control audit.

      Audit-Related Fees — Consists of assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultation and audits in connection with acquisitions and dispositions, internal control reviews, attest services that are not required by statute or regulation, advice as to the preparation of statutory financial statements, consultations concerning financial accounting and reporting standards.
      Tax Fees — In 2005, approximately 78% of Tax Fees were related to tax compliance (review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial income analysis, transfer pricing documentation for compliance purposes and tax due diligence relating to acquisitions). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax matters. In 2004, approximately 75% of Tax Fees were related to tax compliance.
      Dispute Analysis — Consists of services related to economic analysis and data accumulation in connection with certain business and contractual matters. These services ceased to be performed in the second quarter of 2004.
      Benefit Plan Assistance — Consists of actuarial valuation services and consultation on defined benefit plans rendered under the then existing and transitional independence rules. These services ceased to be performed in the second quarter of 2004.
      Other Services — Consists of reviews for compliance with various government regulations relating to the health care industry and privacy standards, risk management reviews and assessments, audits of various contractual arrangements to assess compliance, validation reviews of systems to assess compliance with FDA rules, and projects relating to reviewing systems security controls.
Pre-Approval of Audit and Non-Audit Services
      Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent auditors. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent auditor. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.
      In the fourth quarter of each year, the Audit Committee is asked to pre-approve the engagement of the independent auditors, and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the auditor’s review of the financial statements or that are traditionally performed by the independent auditor) and tax services (such as tax compliance, tax planning and tax advice) for the following year. In addition, the following specific routine and recurring other services may also be pre-approved generally for the following year: audits or reviews of third parties to assess compliance with contracts; risk management reviews and assessments; dispute analysis; health care compliance reviews related to privacy and other regulatory matters and certain projects to evaluate systems security.
      The fee amounts approved at such fourth quarter meeting are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee in the following year. Additional pre-approval is required before actual fees for any service can exceed 5% of the originally pre-approved amount, excluding the impact of currency.
      If the Company wants to engage the independent auditor for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically-approved services.
      If the Company wishes to engage the independent auditor for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chairman of the Audit Committee to

pre-approve such engagement. Any such pre-approval by the Chairman is then reported to the other Committee members at the next Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chairman of the Audit Committee is required before the independent auditors may commence any engagement.
      In 2005, there were no fees paid to PricewaterhouseCoopers under a de minimis exception to the rules that waives pre-approval for certain non-audit services.
      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from shareholders during the meeting.
      The Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2006.
ITEM 4:     SHAREHOLDER PROPOSAL ON CHARITABLE CONTRIBUTIONS
      The following shareholder proposal has been submitted to the Company for action at the meeting by Human Life International of Front Royal, Virginia, a holder of 100 shares of stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:
      “Whereas, Thomas Jefferson said in a Bill for Establishing Religious Freedom, ‘To compel a man to furnish contributions of money for the propagation of opinions, which he disbelieves is sinful and tyrannical.’
      Whereas, charitable contributions should serve to enhance shareholder value.
      Whereas, our company has given money to ‘charitable’ groups involved in abortion and other activities.
      Whereas, our company respects diverse religious beliefs. It should try not to offend these beliefs wherever possible.
      Whereas, our company is the subject of a boycott by Life Decisions International because of certain ‘charitable’ contributions.
      Whereas, mutual funds like the Timothy Plan and the Ave Maria Catholic Values Fund will not invest in our company because of contributions to certain groups.
      Whereas, some potential recipients of charitable funds promote same sex marriages.
      Resolved: The shareholders request the Board of Directors to implement a policy listing all charitable contributions on the company website.
      Supporting Statement: Full disclosure is integral to good corporate governance. Shareholder money is entrusted to the Board of Directors to be invested in a prudent manner for the benefit of the shareholders. People did not invest in this company so a portion of their investment could be given to someone else’s favorite charity. In fact, some money has gone to Planned Parenthood, a group responsible for more than 200,000 abortions per year. How such contributions contribute to shareholder value would be difficult to quantify. In contrast, the subsequent boycotts caused by these contributions could hardly be considered beneficial.”
MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
      The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:
      The many contributions of Johnson & Johnson to a broad range of charitable organizations are a powerful reflection of our responsibility “to the communities in which we live and work and to the world community,” as articulated in the Johnson & Johnson Credo. Our efforts are based on partnerships with outstanding not-for-profit and community organizations, and our objective for these partnerships is improvement in the quality of life in our communities.
      The Company already publishes on an annual basis a report on its Corporate Contributions Program that discloses the total contributions made by the Johnson & Johnson Family of Companies for each of the last five years, including a breakdown of contributions made in cash, in non-cash and total contributions as a percentage of the Company’s worldwide pre-tax income. This report, which is available on the Company’s website at www.jnj.com, also provides background and details concerning significant contributions programs that occurred in the prior year. We believe this report provides our shareholders and other stakeholders with meaningful and robust disclosure on the charitable contributions made by the Company.
      We do not believe that the detailed disclosure sought by this proposal would provide any greater insight for shareholders or serve the Company, our shareholders or the communities we are trying to serve. Moreover, the proposal would require additional administrative efforts by the many operating companies of Johnson & Johnson, which would be burdensome, and not an effective use of the Company’s resources.
      The Johnson & Johnson Corporate Contributions Program is fundamental to our values and to our mission to improve health care for people all over the world. This shareholder proposal would be detrimental to our Corporate Contributions Program.
      It is, therefore, recommended that the shareholders vote AGAINST this proposal.
ITEM 5:     SHAREHOLDER PROPOSAL ON MAJORITY VOTING REQUIREMENTS
FOR DIRECTOR NOMINEES
      The following shareholder proposal has been submitted to the Company for action at the meeting by the Sheet Metal Workers’ National Pension Fund of Alexandria, Virginia, a holder of 94,402 shares of stock. The affirmative vote of a majority of the shares voted at the meeting is required for approval of the shareholder proposal. The text of the proposal follows:
      “Resolved: That the shareholders of the Johnson & Johnson (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.
      Supporting Statement: Our Company is incorporated in New Jersey. Among other issues, New Jersey corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. New Jersey law provides that except as otherwise provided by the company’s certificate of incorporation, directors shall be elected by a plurality of the votes cast at an election. (New Jersey Permanent Statutes, 14A:5-24(3) Election of directors; cumulative voting.)
      Our Company presently uses the plurality vote standard for the election of directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the votes cast in order to be elected or re-elected to the Board.
      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.
      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to majority vote is a superior solution that merits shareholder support.
      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.
      We urge your support of this important director election reform.”
MANAGEMENT’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
      The Board of Directors favors a vote AGAINST the adoption of this proposal for the following reasons:
      Johnson & Johnson is not opposed to majority voting in uncontested elections. However, the Board of Directors believes that it is premature to ask our shareholders to amend the Certificate of Incorporation to adopt majority voting in light of the on-going analyses and discussions on majority voting and its possible consequences. Also, we believe that our policy on “Voting for Directors in Uncontested Elections” (which can be found in the Principles of Corporate Governance on page 46 of this Proxy Statement) provides shareholders with a meaningful role in director elections. Finally, this policy augments Johnson & Johnson’s long history of strong governance practices.
      New Jersey law requires the plurality voting standard in director elections, unless the company’s certificate of incorporation provides otherwise. Our Board cannot adopt majority voting in our by-laws, an approach that other companies have recently taken. Johnson & Johnson can adopt majority voting only through shareholder approval of an amendment to the Certificate of Incorporation. We believe that it is premature to ask our shareholders to amend the Certificate of Incorporation to adopt majority voting in light of the on-going analyses and discussions in this developing area. An ABA Committee on Corporate Laws, a Delaware Bar Association committee and other groups, shareholder advocates and governance experts continue to evaluate the respective benefits, disadvantages and consequences of plurality voting and majority voting, the impact of the “holdover rule” (which is discussed below) and whether some modified model of plurality voting might be preferable. Plurality voting has served Johnson & Johnson’s shareholders well. Any change in voting standards should be undertaken with full understanding of the consequences. For this reason, we believe it is premature to ask shareholders to amend the Certificate of Incorporation to adopt majority voting until there is greater clarity and consensus on this issue.
      Our policy on “Voting for Directors in Uncontested Elections” (which we will refer to as the “Director Election Policy”) provides direct and effective consequences by requiring that any nominee who receives more votes “withheld” from his or her election than votes “for” his or her election must promptly tender an offer of resignation. In addition:

•	The other independent directors will evaluate the underlying factors contributing to a majority of votes being withheld and must determine the appropriate course of action within 90 days.

•	The other independent directors must evaluate any tendered resignation in the best interests of the Company and its shareholders.

•	The Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision, along with full disclosure of the reason for the decision.

•	Any director who offers his or her resignation pursuant to this provision may not participate in discussions or actions related to his or her own resignation offer.

      We believe, at the present time, that our Director Election Policy is a better alternative to majority voting in the event of a shareholder vote against a director. Under New Jersey law, a director who fails to receive a required vote continues in office as a “holdover” director, generally until the next shareholder meeting. So under the shareholder proposal, a director who receives more “against” votes than “for” votes would remain on the board as a holdover director until that director voluntarily resigns or the shareholders elect a different director at the next shareholder meeting. The decision of a director who has received a majority of votes against his or her election to offer his or her resignation is optional under a majority voting system, but mandatory under our Director Election Policy. For this reason, we believe a majority vote against a director under a majority voting system could be a hollow victory for shareholders. The Company’s Director Election Policy, by requiring the subject director to tender his or her resignation, makes it easier for the remaining directors to effect the will of the shareholders, if appropriate, by simply accepting the tendered resignation in a process that would be completed within 90 days.
      Our Director Election Policy reinforces Johnson & Johnson’s long history of strong governance practices. Since 1987, a majority of our directors has been independent; and since 1990, at least two-thirds of our directors have been independent. In addition, our Company has never had a classified or staggered board. Each director is up for re-election each year. The Company also has no history of majority votes on shareholder proposals. Furthermore, the Board provides for its independent leadership through the annual selection of an independent director to serve as Presiding Director. The Presiding Director sees that the agenda for each Board meeting addresses the concerns of the independent directors, can call Executive Sessions and communicates with the Chairman to provide feedback and effectuate the decisions and recommendations of the independent directors.
      In summary, Johnson & Johnson is not opposed to majority voting in uncontested elections, but we believe that it is premature to ask the shareholders to amend the Certificate of Incorporation to adopt majority voting given the continuing debate on this issue. In addition, our Director Election Policy, along with our strong governance record, serves and protects the interests of our shareholders. The shareholder proposal would not further enhance the ability of our shareholders to impact the outcome of director elections, and could have unintended consequences. We do not believe that the proposal, at this point in time, is in the best interest of the Company or its shareholders. Nonetheless, the Board of Directors will continue to assess the developments in this area; and consider submitting this matter to the shareholders in the future.
      It is, therefore, recommended that the shareholders vote AGAINST this proposal.
OTHER MATTERS
      The Board of Directors does not intend to bring other matters before the meeting except items incident to the conduct of the meeting, and the Company has not received timely notice from any shareholder of an intent to present a proposal at the meeting. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

Exhibit 1
JOHNSON & JOHNSON PRINCIPLES OF CORPORATE GOVERNANCE
      Johnson & Johnson is governed by the values set forth in Our Credo, created by General Robert Wood Johnson in 1943. These values have guided us for many years and will continue to set the tone of integrity for the entire Company. All of us at Johnson & Johnson, the employees, officers and directors, are committed to the ethical principles embodied in Our Credo.
      Our Credo values extend to our corporate governance. In fact, over sixty years ago, General Johnson recognized our responsibility to four groups of stakeholders — our customers, our employees, our communities and our shareholders. These Principles of Corporate Governance build on the foundation of our Credo.
      We believe that good corporate governance results from sound processes that ensure that our directors are well supported by accurate and timely information, sufficient time and resources and unrestricted access to management. The business judgment of the Board must be exercised independently and in the long-term interests of our shareholders.
      We also believe that ethics and integrity cannot be legislated or mandated by directive or policy. So while we adopt these Principles of Corporate Governance, we reaffirm our belief that the ethical character, integrity and values of our directors and senior management remain the most important safeguards of corporate governance at Johnson & Johnson.

1.	Duties and Responsibilities of the Company and the Board of Directors
      Responsibilities of the Board. All directors are elected annually by the shareholders as their representatives in providing oversight of the operation of the Company. The directors select, oversee and monitor the performance of the senior management team, which is charged with the day-to-day conduct of the Company’s business. The fundamental responsibility of the directors is to exercise their business judgment on matters of critical and long-term significance to the Company in furtherance of what they reasonably believe to be in the best interest of the Company, and therefore its shareholders.
      Board Meetings. Directors are expected to attend Board meetings and meetings of the Committees on which they serve, to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. Meetings should include presentations by management and, when appropriate, outside advisors or consultants, as well as sufficient time for full and open discussion.
      Written Materials. Written materials that are important to the Board’s understanding of the agenda items to be discussed at a Board or Committee meeting should be distributed to the directors sufficiently in advance of the meeting to allow the directors the opportunity to prepare. Directors are expected to review these materials thoroughly in advance of the meeting.
      Agenda for Board Meetings. The Chairman of the Board will set the agenda for Board meetings with the understanding that certain items necessary for appropriate Board oversight will be brought to the Board periodically for review, discussion and decision-making. The Presiding Director will review the agenda for each Board meeting in advance of the meeting and may request changes as he or she deems appropriate in order to ensure that the interests and requirements of the non-employee directors are appropriately addressed. Any director may request that an item be included on any meeting agenda.
      Executive Sessions of Non-Employee Directors. The non-employee directors will meet in regular executive sessions without any members of management present at least four times each year. The Presiding Director will chair these executive sessions. In addition, the Chairman and Chief Executive Officer will hold private meetings with the non-employee directors on a regular basis.

      Presiding Director. On an annual basis, the non-employee directors will select a non-employee member of the Board to serve as Presiding Director. The Presiding Director will chair executive sessions of the Board when the non-employee directors meet without the Chairman and Chief Executive Officer present. The Presiding Director will perform such other functions as the Board may direct, including, acting as an intermediary between the non-employee directors and management when special circumstances exist or communication out of the ordinary course is necessary, participating in the performance evaluation of the Chief Executive Officer and reviewing the schedule of Board and Committee meetings and the agendas for Board meetings.
      Conflicts of Interest. Every employee and director has a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of the Company or which may affect his or her loyalty to the Company. Each director must deal at arm’s length with the Company and should disclose to the Chairman, a Vice Chairman or the Presiding Director any conflict or any appearance of a conflict of interest. Any activity which even appears to present such a conflict must be avoided or terminated, unless after appropriate disclosure and discussion, it is determined that the activity is not harmful to the Company or otherwise improper.
      Other Board Seats. A director should engage in discussion with the Chairman prior to accepting an invitation to serve on an additional public company board. A director who serves as a chief executive officer (or similar position) should not serve on more than three public company boards (including the Johnson & Johnson board and his or her own board). Other directors should not serve on more than six public company boards (including the Johnson & Johnson board).

2.	Director Qualifications
      Independence. It is our goal that at least two-thirds of our directors should be “independent,” not only as that term may be defined legally or mandated by the New York Stock Exchange, but also without the appearance of any conflict in serving as a director. To be considered independent under these Principles, the Board must determine that a director does not have any direct or indirect material relationship with the Company (other than in his or her capacity as a director). We have established guidelines to assist in determining whether a director has a direct or indirect material relationship. These guidelines are attached to these Principles as Annex A.
      General Criteria for Nomination to the Board. Attached to these Principles as Annex B are the General Criteria for Nomination to the Board which has been adopted by the Nominating & Corporate Governance Committee. These General Criteria set the traits, abilities and experience that the Board looks for in determining candidates for election to the Board. Among the criteria, the Board has reaffirmed the mandatory retirement age of 72 for directors.
      Term Limits. We do not believe that our directors should be subject to term limits. Due to the complexity of the businesses of the Company, we value the increasing insight which a director is able to develop over a period of time. We believe that a lengthy tenure on our Board provides an increasing contribution to the Board and is therefore in the interests of our shareholders. However, renomination to the Board is based on an assessment of each director’s performance and contribution and is not automatic.
      Stock Ownership. While each director is awarded stock upon his or her initial election to the Board, receives an annual grant of restricted shares and is permitted to defer all or any portion of his or her directors’ fees into phantom stock units (which are tied to the performance of the Common Stock of the Company and not available for withdrawal until retirement from the Board), we believe that there should not be other minimum requirements for stock ownership.
      Resignation. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

3.	Rights of the Board of Directors
      As the elected representatives of the shareholders, the directors are entitled to certain rights that enable them to fulfill their responsibilities more effectively, including the following:
      Access to Officers and Employees. Directors have full and free access to officers and employees of the Company. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Company and will, to the extent not inappropriate, inform the Chief Executive Officer of any significant communication between a director and an officer or employee of the Company.
      Compensation. Non-Employee Directors should be compensated for their time dedicated to and other contributions on behalf of the Company. The Compensation & Benefits Committee will annually review and approve or suggest changes to the compensation of directors. In fulfilling this responsibility, the members of the Compensation & Benefits Committee should take into consideration the following factors, among others: compensation should fairly pay directors for the responsibilities and duties undertaken in serving as a director of a company of the size and complexity of the Company; compensation should align the directors’ interests with the long-term interests of shareholders; and Non-Employee Director compensation should be targeted to be consistent with the compensation philosophy applicable to senior management of the Company. Furthermore, director’s fees (which include all fees, stock awards, stock options and other consideration given to directors in their capacity as directors) are the only compensation that members of the Audit Committee may receive from the Company. Directors who are employees of the Company should receive no additional compensation for their services as directors.
      Outside Advisors. The Board and each Committee has the authority to engage independent legal, financial or other advisors as it may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance, but each Committee will notify the Chairman and the Presiding Director of any such action. Management of the Company will cooperate with any such engagement and will ensure that the Company provides adequate funding.

4.	Rights of the Shareholders
      Our shareholders are also entitled to certain rights, many of which are mandated by the Securities and Exchange Commission, the New York Stock Exchange and Federal and state laws and regulations. In addition to those rights, we recognize the following rights of our shareholders:
      Management of the Company. Management of the Company must be ethical, strive to uphold the highest standards of business practice and act in the long-term interests of the Company and its shareholders.
      Annual Election of Directors. All directors are elected annually by the shareholders. We do not have staggered terms or elect directors for longer periods. Any vacancies on the Board may be filled or new directors appointed by the Board between Annual Meetings of the Shareholders, but any such appointment will only remain in effect until the next Annual Meeting of the Shareholders, when any such appointee will be presented to the shareholders for election.
      Access to Management. Subject to reasonable constraints of time and topics and the rules of order, shareholders are allowed to direct comments to or ask questions of the Chairman and Chief Executive Officer during the Annual Meeting of the Shareholders.
      Communication with Directors. Shareholders, employees and others may contact any of our directors (including our Presiding Director) by writing to them c/o Johnson & Johnson, One Johnson & Johnson Plaza, Room WH 2133, New Brunswick, NJ 08933 USA. Employees, and others, who wish to contact the Board (or any member of the Audit Committee) to report any complaint or concern with respect to accounting, internal accounting controls, auditing matters or corporate governance may do so anonymously by using that address. Shareholders, employees and others may also contact any of the Non-Employee Directors by sending an e-mail to presidingdirectorjnj@corus.jnj.com. General comments to the Company (including complaints or questions about a product) should be sent to www.jnj.com/contact us/general inquiries.

5.	Election of Directors
      The directors are elected each year by the shareholders at the Annual Meeting of Shareholders. The Board proposes a slate of nominees to the shareholders for election to the Board. The Board also determines the number of directors on the Board provided that there are at least 9 and not more than 18 directors. Any vacancies on the Board may be filled or new directors appointed by the Board between Annual Meetings of the Shareholders, but any such appointment will only remain in effect until the next Annual Meeting, when any such appointee would be presented to the shareholders for election. Shareholders may propose nominees for consideration by the Nominating & Corporate Governance Committee by submitting the names and supporting information to: Office of the Corporate Secretary, Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933.
      Under New Jersey law, Johnson & Johnson elects directors under the plurality voting system, which means that the candidates with the most votes are elected. Shareholders can either vote “for” or “withhold” their vote from any candidate. In an uncontested election, where the number of candidates seeking election is the same as the number of directors to be elected, a candidate with more “withhold” votes than “for” votes would be elected and seated on the Board. The plurality voting system has come under criticism for allowing directors, with minimal shareholder support, to be elected. In order to address those concerns, and provide our shareholders with a meaningful role in the outcome of director elections, the Board has adopted provisions with respect to “Voting for Directors in Uncontested Elections” as part of these Principles. These provisions are attached to these Principles as Annex C.

6.	Board Committees
      Committee Structure. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees which public companies are required to establish and those committees which focus on areas of critical importance to the Company, like science and technology, and utilize the specific talents and expertise of certain members of the Board. Currently, the Board has the following committees: Audit Committee, Compensation & Benefits Committee, Nominating & Corporate Governance Committee, Public Policy Advisory Committee, Science & Technology Advisory Committee and Finance Committee. The Board may, from time to time, eliminate committees or establish or maintain additional committees, as it deems necessary or appropriate.
      Committee Members. The members and chairmen of these committees are appointed annually by the Board, upon recommendation of the Nominating & Corporate Governance Committee. The Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee are comprised of independent directors only.
      Committee Meetings. The Chairman of each Committee, in consultation with the other Committee members and management, will develop the agendas for and determine the frequency and length of the Committee meetings. Each Committee will meet in executive sessions from time to time, as required or as requested by any member; provided that the Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee will each hold at least two executive sessions each year without members of management present.
      Committee Charters. The Audit Committee, Compensation & Benefits Committee and Nominating & Corporate Governance Committee will each have its own charter, which will be adopted, and may be amended, by the Board.

7.	Annual Performance Evaluations
      The Board and each Committee will conduct an annual self-evaluation. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each Committee of its effectiveness as a group in fulfilling its Charter requirements (if applicable) and other responsibilities, its performance as measured against these Principles and areas for improvement. The Nominating & Corporate Governance Committee will propose the format for each annual self-evaluation.

8.	Director Orientation
      The Company has a comprehensive orientation program for all new non-management directors. All new directors receive extensive written materials and meet in one-on-one sessions with members of senior management to discuss the Company’s business segments, strategic plans, financial statements, significant financial, accounting and legal issues, compliance programs and business conduct policies. All directors can receive periodic updates throughout their tenure.

9.	Senior Management Performance Evaluations and Succession Planning
      Chairman/CEO Performance Evaluations. In consultation with all Non-Employee Directors, the Chairman of the Compensation & Benefits Committee, in conjunction with the Presiding Director, will conduct an annual review of the performance of the Chairman/ Chief Executive Officer. The Compensation & Benefits Committee and the Presiding Director will also provide input to the Chairman/CEO on the performance of any Vice Chairman and certain other executive officers.
      Succession Planning. In light of the critical importance of executive leadership to the success of the Company, the Board will also work with senior management to ensure that effective plans are in place for management succession. As part of this process, the Chairman/ Chief Executive Officer will review periodically the succession plan for executive officers and other critical positions with the Nominating & Corporate Governance Committee, which has oversight of the succession planning process for senior management. In addition, the Chairman/ Chief Executive Officer will report at least annually to the full Board on succession planning. The Board will evaluate potential successors to the Chairman/ Chief Executive Officer and any Vice Chairman, and certain other senior management positions.

10.	Periodic Review of These Principles
      These Principles will be reviewed annually by the Nominating & Corporate Governance Committee and may be amended by the Board from time to time.
ANNEX A
Standards of Independence for Board of Directors of Johnson & Johnson
      As contemplated under the Rules of the New York Stock Exchange, the Board of Directors of Johnson & Johnson (the “Company”) has adopted these Standards of Independence in order to assist it in making determinations of independence.
      (A) No Material Relationships with the Company. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with Johnson & Johnson (other than in his or her capacity as a director). In making such determinations, the Board will broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board should consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

      (B) Business Relationships. The New York Stock Exchange has identified specific relationships that automatically preclude a director from being considered independent. Pursuant to the requirements of the New York Stock Exchange:

(i) A director who is an employee, or whose immediate family member is an executive officer, of Johnson & Johnson is not independent until three years after the end of such employment relationship;

(ii) A director who receives, or whose immediate family member receives, more than $100,000 during any 12-month period in direct compensation from Johnson & Johnson, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to have received more than $100,000 during any such 12-month period in compensation (provided that this paragraph (B) (ii) shall not include compensation received by an immediate family member for service as an employee of the Company, unless such immediate family member serves as an executive officer);

(iii) A director who is currently employed by or a Partner of, or whose immediate family member is currently a Partner of, the internal or external auditor of Johnson & Johnson is not “independent.” A director whose immediate family member is currently employed by the internal or external auditor of Johnson & Johnson and who participates in the auditor’s audit, assurance or tax compliance practice is not “independent.” A director who has been, or who has an immediate family member who has been, a Partner of or employed by such internal or external auditor and personally worked on the Company’s audit is not “independent” until three years after the end of such affiliation or employment;

(iv) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Johnson & Johnson’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship; and

(v) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Johnson & Johnson for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.
      (C) Charitable Relationships.

(i) The Board recognizes that the relationship between the Company and a charitable organization of which a director serves as an executive officer, director or trustee could be deemed to be a material relationship. For purposes of these Standards of Independence, such a charitable relationship will not be considered a “material relationship” if the Company’s discretionary charitable contributions to any such organization in each of the past three fiscal years are less than two percent (2%) (or $1,000,000, if greater) of that organization’s consolidated gross revenues. (The amount of any “match” of employee charitable contributions will not be included in calculating the amount of the Company’s contributions for this purpose.)

(ii) For charitable relationships that do not fall within the guidelines in paragraph (C) (i) above, the determination as to whether a director has a material relationship with the Company, and therefore may not be independent, will be made in good faith by the other directors who satisfy all of these Standards of Independence. For example, if a director is an officer of a charitable foundation that receives greater than two percent (2%) of its revenues from Johnson & Johnson, the other independent directors could determine, after considering all of the relevant circumstances, that such relationship was nonetheless not material, and that the director could therefore be considered independent. If the independent directors so determine that any such charitable relationship is not material and would not otherwise impair the director’s independence or judgment, then the Company will disclose in its next proxy statement the basis for such determination.

      (D) Other Relationships. In addition to the business and charitable relationships described in paragraphs (B) and (C) above, the Board should consider any other relationships between each director and the Company, including:

•	If the director provides banking, consulting, legal, accounting or similar services to the Company;

•	If the director is a partner or shareholder with an ownership interest of 5% or more of any organization that provides such services to or otherwise has a significant relationship with the Company; and

•	If a similar relationship exists between the Company and an immediate family member of the director.
      Any such relationship will not be deemed a “material relationship” if such relationship is at arm’s length, does not conflict with the interests of the Company and would not impair the director’s independence or judgment.
      (E) Definitions. As used in these Standards of Independence, the terms “Company” and “Johnson & Johnson” will be deemed to include Johnson & Johnson and any subsidiaries in a consolidated group with Johnson & Johnson; the term “immediate family member” of a director will mean his or her spouse, parents, children, siblings, mother- and father-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such director’s home; and the term “executive officer” shall be deemed to refer only to an individual who is an executive officer of Johnson & Johnson, the parent company.
ANNEX B
General Criteria for Nomination to the Board of Directors of Johnson & Johnson
      1. Directors should be of the highest ethical character and share the values of Johnson & Johnson as reflected in the Credo.
      2. Directors should have reputations, both personal and professional, consistent with the image and reputation of Johnson & Johnson.
      3. Directors should be highly accomplished in their respective fields, with superior credentials and recognition.
      4. In selecting Directors, the Board should generally seek active and former chief executive officers of public companies and leaders of major complex organizations, including scientific, government, educational and other non-profit institutions.
      5. At the same time, in recognition of the fact that the foundation of the Company is in medical science and technology, the Board should also seek some Directors who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who have received the most prestigious awards and honors in their field.
      6. Each Director should have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.
      7. All outside Directors on the Board should be and remain “independent,” not only as that term may be legally defined in SEC and New York Stock Exchange rules and regulations, but also without the appearance of any conflict in serving as a Director. In addition, Directors should be independent of any particular constituency and be able to represent all shareholders of the Company.
      8. Each Director should have the ability to exercise sound business judgment.
      9. Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.
      10. The Board also reconfirms the mandatory retirement age of 72.
ANNEX C
Majority Withheld Policy: Voting for Directors in Uncontested Elections
      In any uncontested election for directors, any nominee who receives more votes “withheld” from his or her election than votes “for” his or her election (referred to as a “Majority Withheld Vote”) must promptly tender an offer of resignation following certification of the shareholder vote.
      The Nominating & Corporate Governance Committee will consider and recommend to the Board whether to accept the resignation offer. Following the recommendation of the Nominating & Corporate Governance Committee, the independent members of the Board will decide the action to take with respect to the offer of resignation within 90 days following certification of the shareholder vote.
      The Nominating & Corporate Governance Committee and Board of Directors will evaluate any such tendered resignation in the best interests of the Company and its shareholders.
      When deciding the action to take, the Board could accept or turn down the offer of resignation or decide to pursue additional actions such as the following:

•	allow the director to remain on the Board but not be re-nominated to the Board at the end of the current term;

•	defer acceptance of the resignation until a replacement director with certain necessary qualifications held by the subject director (for example, audit committee financial expertise) can be identified and elected to the Board; or

•	defer acceptance of the resignation if the director can cure the underlying cause of the withheld votes within a specified period of time (for example, if the withheld votes were due to another board directorship, by resigning from that other board).
      The Board’s decision will be disclosed in a Form 8-K furnished by the Company to the SEC within four business days of the decision. If the Board has decided to turn down the tendered resignation, or to pursue any additional action (as described above or otherwise), then the Form 8-K will fully disclose the Board’s reasons for doing so.
      Any director who offers his or her resignation pursuant to this provision will not participate in any discussions with or actions by either the Nominating & Corporate Governance Committee or the Board of Directors with respect to accepting or turning down his or her own resignation offer, but will otherwise continue to serve as a director during this period. However, if enough members of the Nominating & Corporate Governance Committee receive a Majority Withheld Vote in the same uncontested election, so that a quorum of the Nominating & Corporate Governance Committee can not be attained, then the other independent directors who received a greater number of votes “for” than “withheld” in that election will be asked to consider and decide whether to accept the resignation offer of each director who received a Majority Withheld Vote. If only three or fewer independent directors did not receive a Majority Withheld Vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or turning down the resignation offers (except that no director will vote to accept or turn down his or her own resignation offer).
      For purposes of this Section, an uncontested election will be any election where the number of candidates seeking election is less than or equal to the number of directors to be elected.

Exhibit 2
RESTATED CERTIFICATE OF INCORPORATION OF
JOHNSON & JOHNSON
      Pursuant to Section 14A:9-5 of the New Jersey Business Corporation Act, Johnson & Johnson restates, and integrates its Certificate of Incorporation, as heretofore amended and restated, to read as follows.
      FIRST: The name of the Corporation is “Johnson & Johnson”.
      SECOND: The address of the Corporation’s registered office is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933.
      The name of the Corporation’s registered agent at such address is M. H. Ullmann.
      THIRD: The purpose for which the Corporation is organized is:
      To engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.
      FOURTH: The aggregate number of shares of all classes of stock which the Corporation has authority to issue is Four Billion Three Hundred Twenty Two Million (4,322,000,000), divided into Two Million (2,000,000) shares of Preferred Stock without par value and Four Billion Three Hundred Twenty Million (4,320,000,000) shares of Common Stock of the par value of One Dollar ($1.00) each. The shares of any class of stock of the Corporation may be issued from time to time in such manner and for such lawful consideration as may from time to time be fixed by the Board of Directors and, in the case of shares of Preferred Stock, the Board of Directors shall have discretion to determine what portion of the consideration received for such shares to allocate to capital surplus.
      The designations, preferences and voting and other rights of and restrictions and limitations on the Preferred Stock and the Common Stock of the Corporation shall be as follows:
A.     PREFERRED STOCK:
      The Preferred Stock may be issued from time to time by the Board of Directors in any amounts as Preferred Stock of one or more series, as hereinafter set forth, provided that no more than 2,000,000 shares of Preferred Stock may at any one time be outstanding. Upon the creation of any such series, the designation, rights, preferences, limitations, description and terms thereof, and number of shares therein, shall, subject to the terms of this Article FOURTH, be set forth in an amendment of the Certificate of Incorporation of the Corporation which the Board of Directors is hereby expressly authorized to make in accordance with the laws of the State of New Jersey. In particular, and without limiting the general power to provide for such other rights, preferences and priorities (not inconsistent with the Corporation’s Certificate of Incorporation) as may be permitted to be fixed under the laws of the State of New Jersey as in effect at the time of the creation of any such series, the Board of Directors of the Corporation is hereby expressly authorized to create and provide for the issuance of series of Preferred Stock:

(a) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends;

(b) entitling the holders thereof to receive dividends payable on a parity with, or in preference to, the dividends payable on any other class or series of capital stock of the Corporation;

(c) entitling the holders thereof to preferential rights upon the liquidation of, or upon any distribution of the assets of, the Corporation;

(d) convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes of capital stock of the Corporation or of any series of the same or any other class or classes;

(e) redeemable, in whole or in part, at the option of the Corporation, in cash, bonds or other property, at such price or prices, within such period or periods, and under such conditions as the Board of Directors shall so provide, including provision for the creation of a sinking fund for the redemption thereof; and

(f) lacking voting rights or having limited voting rights or enjoying special or multiple voting rights.
The Board of Directors may change the designation, rights, preferences, limitations, description and terms of, and number of shares in, any series as to which no shares have theretofore been issued.
B.     COMMON STOCK:
      All shares of the Corporation’s capital stock outstanding at the time that this Restated Certificate of Incorporation shall become effective shall thereupon be designated Common Stock of the Corporation. The holders of Common Stock of the Corporation shall be entitled to one vote per share of Common Stock on all matters which may be submitted to the holders of Common Stock of the Corporation.
C.     GENERAL:
      No holder of any stock of the Corporation of any class now or hereafter authorized shall have any right as such holder (other than such right, if any, as the Board of Directors in its discretion may determine) to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any part-paid receipts or allotment certificates in respect of any such shares, or any securities convertible into or exchangeable for any such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire any such shares, whether such shares, receipts, certificates, securities, warrants or other instruments be unissued or issued and thereafter acquired by the Corporation.
      Subject to the foregoing provisions of this Article FOURTH, the Board of Directors shall have the power in its discretion to declare and pay dividends upon the shares of stock of the Corporation of any class out of any assets of the Corporation lawfully available for the payment of dividends. Anything in this Certificate of Incorporation to the contrary notwithstanding, no holder of any share of stock of the Corporation of any class shall have any right to any dividend thereon unless such dividend shall have been declared by the Board of Directors as aforesaid.
      The Board of Directors shall have the power to provide for the issuance by any subsidiary company of (i) capital stock or bonds or other obligations convertible, at the option of the holder, such subsidiary company and/or the Corporation, into shares of any class or classes or of any series of any class or classes of capital stock of the Corporation, or (ii) any other right or option to acquire such shares, all upon such terms as may be fixed by the Board of Directors. As used herein, the term “subsidiary company” shall mean any corporation in which the Corporation holds, directly or indirectly, at least a majority of the outstanding voting stock.
      FIFTH: The number of Directors constituting the Board of Directors of the Corporation current at the time of this restatement of the Certificate of Incorporation is fifteen. The address of each

Director is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and their names are as follows:
James W. Black
Robert E. Campbell
Joan G. Cooney
Clifton C. Garvin, Jr.
Philip M. Hawley
John J. Heldrich
Clark H. Johnson
Ann D. Jordan
Ralph S. Larsen
Robert Q. Marston
John S. Mayo
Thomas S. Murphy
Paul J. Rizzo
Roger B. Smith
Robert N. Wilson
      Any directorship to be filled by reason of an increase in the number of Directors may be filled by election by a majority of the Directors then in office.
      SIXTH: The Board of Directors shall have power to make, alter, amend and repeal By-Laws of the Corporation, subject to the reserved power of the stockholders to alter or repeal By-Laws made by the Board.
      SEVENTH: Proposed amendments to the Certificate of Incorporation of the Corporation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon and, in addition, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.
      EIGHTH: [Reserved]
      ~~EIGHTH: The vote of stockholders of the Corporation required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article EIGHTH.~~
      ~~A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article EIGHTH, a Business Combination shall require (i) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class and (ii) the affirmative vote of a majority of the combined votes entitled to be cast by Disinterested Stockholders (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with national securities exchange or otherwise.~~
      ~~B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (1) or (2) are met:~~

~~(1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder (as hereinafter defined) to become an Interested Stockholder.~~

~~(2) All of the following conditions shall have been met:~~

~~(a) The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:~~

~~(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) offered or paid by or on behalf of the Interested Stockholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to or on or after the first public announcement of the proposed Business Combination (the “Announcement Date”) or within the two-year period immediately prior to the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), whichever is higher;~~

~~(ii) the Fair Market Value per share of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and~~

~~(iii) the Corporation’s earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date, multiplied by the higher of the then price/ earnings multiple (if any) of such Interested Stockholder or the highest price/earnings multiple of the Corporation within the two-year period immediately preceding the Announcement Date (such price/ earnings multiples being determined as customarily computed and reported in the financial community);~~

~~(b) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:~~

~~(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) offered or paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to or on or after the Announcement Date or within the two-year period immediately prior to the Determination Date, whichever is higher;~~

~~(ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and~~

~~(iii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.~~

~~The provisions of this Sub-Paragraph (2)(b) shall be required to be met with respect to every class or series of outstanding Capital Stock, other than Common Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.~~

~~(c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously had been paid~~

~~by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.~~

~~(d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:~~

~~(i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;~~

~~(ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors;~~

~~(iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and~~

~~(iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage of beneficial ownership of any class or series of Capital Stock.~~

~~(e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.~~

~~(f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than any Interested Stockholder and any Affiliate or Associate (as hereinafter defined), of any Interested Stockholder, such investment banking firm to be paid a reasonable fee for its services by the Corporation.~~

~~(g) Such Interested Stockholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.~~
~~C.     For the purposes of this Article EIGHTH:~~
      ~~(1) The term “Business Combination” shall mean:~~

~~(a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or~~

~~(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value of 5% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year; provided that the sale or other dispositions of securities of the Corporation to anyone other than an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder shall not be deemed in itself to be a Business Combination; or~~

~~(c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or~~

~~(d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or~~

~~(e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).~~
      ~~(2) The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.~~
      ~~(3) The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.~~
      ~~(4) The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any pension, retirement, profit-sharing employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) acquires and beneficially owns Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question acquired and~~

~~beneficially owned Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.~~
      ~~(5) A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph (4) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph (5) of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.~~
      ~~(6) The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on January 31, 1985 (the term “registrant” in said Rule 12b-2 meaning in this case the Corporation).~~
      ~~(7) The term “Disinterested Stockholder” shall mean any stockholder of the Corporation (other than the Corporation or a Subsidiary) who is not an Interested Stockholder or any Affiliate or an Associate of an Interested Stockholder.~~
      ~~(8) The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (4) of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.~~
      ~~(9) The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation (the “Board”) who is not an Affiliate or Associate or representative of an Interested Stockholder in question in connection with a particular Business Combination and either: (a) was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder; or (b) is or was recommended or elected to fill a vacancy on the Board, however caused, by a majority of the Continuing Directors.~~
      ~~(10) The term “Fair Market Value” shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (c) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Disinterested Directors.~~
      ~~(11) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Sub-paragraphs (2)(a) and (2)(b) of~~

~~Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.~~
      ~~D. The Board of Directors shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of more than 5% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation’s most recent fiscal year. Any such determination made in good faith shall be binding and conclusive on all parties.~~
      ~~E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.~~
      ~~F. The fact that any Business Combination complies with the provisions of Section B of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.~~
      ~~G. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class, and the affirmative vote of a majority of the combined votes entitled to be cast by Disinterested Stockholders voting together as a single class shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article EIGHTH; provided, however, that this Section G shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Paragraph (8) of Section C of this Article EIGHTH.~~
      NINTH: To the full extent that the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of Directors or officers, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this Article nor the adoption of any provision of this Restated Certificate of Incorporation which is inconsistent with this Article shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.

      TENTH: The Board of Directors of the Corporation shall consist of not less than nine nor more than eighteen members, the actual number to be determined by the Board of Directors from time to time. No Director of the Corporation may be removed by a vote of the stockholders, except for cause.
      IN WITNESS WHEREOF, Johnson & Johnson has caused this Restated Certificate of Incorporation to be duly executed this 26th day of April, 1990.

JOHNSON & JOHNSON
[Corporate Seal]

by Ralph S. Larsen President
Attest:
J. Taylor Woodward III
Secretary

Notice of
2006 Annual
Meeting and
Proxy
Statement

P
R
O
X
Y

Proxy Solicited by the Board of Directors for the
Annual Meeting of Shareholders on April 27, 2006
     The undersigned hereby appoints R.J. Darretta and R.C. Deyo and each or either of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Johnson & Johnson which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 27, 2006 at 10:00 a.m. at the Hyatt Regency Hotel, Two Albany Street, New Brunswick, New Jersey, and any adjournments or postponements thereof, upon the matters listed on the reverse side hereof and, in their discretion, upon such other matters as may properly come before the meeting. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

Election of Directors. Nominees:
01. Mary S. Coleman, 02. James G. Cullen, 03. Robert J. Darretta, 04. Michael M. E. Johns, 05. Ann D. Jordan, 06. Arnold G. Langbo, 07. Susan L. Lindquist, 08. Leo F. Mullin, 09. Christine A. Poon, 10. Charles Prince, 11. Steven S. Reinemund, 12. David Satcher, 13. William C. Weldon.

(change of address/comments)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

If you do not plan to vote by telephone or the Internet, please return this proxy card promptly using the enclosed envelope. To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked.

SEE REVERSE
SIDE

▲ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET ▲
ELECTRONIC DELIVERY OF PROXY MATERIALS
Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line.
To sign up for this optional service, visit http://www.econsent.com/jnj.

JOHNSON & JOHNSON EMPLOYEE SAVINGS PLANS
If you are an employee and hold stock in one of the Johnson & Johnson employee savings plans, this proxy card covers those shares held for you in your savings plan, as well as any other shares registered in your own name. By signing and returning this proxy card (or voting by telephone or the Internet), you will authorize the trustee of your savings plan to vote those shares held for you in your savings plan as you have directed.

☒	Please mark your votes as in this example.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

		FOR	WITHHELD
1.	Election of Directors (see reverse)	☐	☐
For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Approval of Amendments to the Restated Certificate of Incorporation	☐	☐	☐

3.	Ratification of appointment of PricewaterhouseCoopers as independent registered public accounting firm	☐	☐	☐

The Board of Directors recommends a vote AGAINST proposals 4 and 5.

		FOR	AGAINST	ABSTAIN
4.	Proposal on charitable contributions	☐	☐	☐

		FOR	AGAINST	ABSTAIN
5.	Proposal on majority voting requirements for director nominees	☐	☐	☐

	YES	NO
Request for Admission Ticket to Annual Meeting.	☐	☐

	YES	NO
Request For Guest Ticket to Annual Meeting.	☐	☐

Special Action	Discontinue Annual Report Mailing for this Account	☐	Change of Address/ Comments on Reverse Side; Mark this box	☐

SIGNATURES(S)	DATE

NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ DETACH HERE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET. ▲
VOTE BY TELEPHONE OR THE INTERNET
QUICK • EASY • IMMEDIATE
Johnson & Johnson encourages you to take advantage of two cost-effective and convenient ways to vote your shares.
You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote must be received by 11:00 p.m. Eastern time on April 26, 2006.
Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card.
If you are a registered shareholder and vote by telephone or the Internet, there will be applicable instructions to follow when voting to indicate if you would like to receive an Admission Card for the Annual Meeting.

VOTE BY PHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE (1-877-779-8683)
FROM THE U.S. AND CANADA OR DIAL 1-201-536-8073 FROM OTHER
COUNTRIES.

OR

VOTE BY INTERNET:	POINT YOUR BROWSER TO THE WEB ADDRESS:
http://www.eproxyvote.com/jnj

OR

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.